Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of May 30, 2018,

among

SJW GROUP,

HYDRO SUB, INC.

and

CONNECTICUT WATER SERVICE, INC.

i

Exhibits

Exhibit A – Governance Matters

Exhibit B – Form of SJW Charter Amendment

Exhibit C – Form of SJW Bylaws Amendment

Disclosure Letters

CTWS Disclosure Letter

SJW Disclosure Letter

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement” or “Amended and Restated Agreement”), dated as of May 30, 2018 (the “Execution Date”), among SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned Subsidiary of SJW (“Merger Sub”), and Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”), amends and restates in its entirety that certain Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of March 14, 2018 (the “Original Execution Date”), among SJW, Merger Sub and CTWS.

WHEREAS, the Board of Directors of CTWS (the “CTWS Board”) has approved, adopted and declared advisable and resolved to recommend to CTWS’s shareholders the approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of SJW (the “SJW Board”) has (i) approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement, (ii) approved the SJW Charter Amendment, and (iii) resolved to recommend to SJW’s stockholders the approval of the Share Issuance and the SJW Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub has approved, adopted and declared advisable and resolved to recommend to Merger Sub’s sole shareholder the approval of this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, SJW, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the merger of Merger Sub with and into CTWS upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of, and as an inducement to the willingness of CTWS to enter into, the Original Merger Agreement, SJW has entered into agreements with certain stockholders of SJW (collectively, the “Voting Agreements”), pursuant to which such stockholders have agreed to vote the SJW Common Shares beneficially owned by them in favor of approving the SJW Charter Amendment and the Share Issuance, as more particularly set forth therein;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will be, and hereby is, adopted as a plan of reorganization;

WHEREAS, SJW, Merger Sub and CTWS desire to amend and restate the Original Merger Agreement in its entirety in accordance with Section 8.03 thereof on the terms and subject to the conditions set forth in this Amended and Restated Agreement;

WHEREAS, the parties intend, as further set forth in Section 9.04, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement; and

WHEREAS, SJW, Merger Sub and CTWS desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Connecticut Business Corporation Act (the “CBCA”), on the Closing Date, Merger Sub shall be merged with and into CTWS (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and CTWS shall continue as the surviving entity in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301 at 7:00 a.m., Pacific time, on a date to be specified by SJW and CTWS, which shall be no later than the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between SJW and CTWS. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall (i) file with the Secretary of the State of the State of Connecticut a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the CBCA, and (ii) as soon as practicable on or after the Closing Date, make all other filings required under the CBCA or by the Secretary of the State of the State of Connecticut in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of the State of the State of Connecticut, or at such later time as SJW and CTWS shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the CBCA (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the CBCA.

Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of CTWS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of CTWS, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers of Surviving Corporation. The directors and officers of the Surviving Corporation shall be determined in accordance with Exhibit A.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of SJW, Merger Sub, CTWS or any holder of any of the following securities:

(a) Conversion of CTWS Common Stock. Subject to Section 2.02, each share of common stock, without par value, of CTWS (“CTWS Common Stock”, and such shares, “CTWS Common Shares”), other than any Cancelled CTWS Common Shares, issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive that number of fully paid and nonassessable common shares, par value $0.001 per share, of SJW (the “SJW Common Shares”) equal to the Exchange Ratio (the “Merger Consideration”). All such CTWS Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such CTWS Common Shares (each such certificate, a “Certificate”) or CTWS Common Shares held in direct registration form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of SJW Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, in each case, without interest. For purposes of this Agreement, the “Exchange Ratio” means 1.1375. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding SJW Common Shares or CTWS Common Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, recapitalization, split, reverse split, combination, consolidation, subdivision, reclassification or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein that is based upon the number of SJW Common Shares or CTWS Common Shares, as the case may be, will be appropriately adjusted to provide to SJW and the holders of CTWS Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit SJW or CTWS to take any action with respect to its securities that is prohibited by Section 5.01(a) or 5.01(b), as applicable. As provided in Section 2.02(j), the right of any holder of CTWS Common Stock to receive the Merger Consideration or other consideration shall be reduced by the amount of any withholding under applicable Tax Law.

(b) Cancelled CTWS Common Shares. Each CTWS Common Share that is owned directly or indirectly by SJW or Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time or held directly or indirectly by CTWS or any CTWS Subsidiary immediately prior to the Effective Time (in each case, other than any CTWS Common Share held on behalf of third parties) (the “Cancelled CTWS Common Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Exchange.

(a) Exchange Agent. Prior to the Effective Time, SJW shall appoint a bank or trust company with the prior approval of CTWS (not to be unreasonably withheld) to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, SJW shall deposit with the Exchange Agent, for the benefit of the former holders of CTWS Common Stock entitled to receive Merger Consideration under Section 2.01(a), for exchange in accordance with this Article II through the Exchange Agent, (i) a sufficient number of SJW Common Shares (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Merger Consideration and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). From time to time as needed, SJW shall deposit with the Exchange Agent cash sufficient to pay any dividends or other distributions which former holders of CTWS Common Stock have the right to receive pursuant to Section 2.02(d). All such cash and SJW Common Shares deposited with the Exchange Agent is hereinafter referred to collectively as the “Exchange Fund.”

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, SJW shall cause the Exchange Agent to mail to each holder of record of CTWS Common Stock a form of letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to any Certificates or Book-Entry Shares shall pass, only upon delivery of such Certificates or Book-Entry Shares to the Exchange Agent and shall be in such customary form and have such other customary provisions as SJW may specify subject to CTWS’s reasonable approval, together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.

(i) After the Effective Time, upon the surrender of a Certificate for cancelation to the Exchange Agent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) the Merger Consideration into which the CTWS Common Shares previously represented by such Certificate have been converted pursuant to Section 2.01(a) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which such holder has the right to receive pursuant to Section 2.02(d). In the event of a transfer of ownership of CTWS Common Stock that is not registered in the transfer records of CTWS, the proper number of SJW Common Shares pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate (or, for Book-Entry Shares, proper evidence of such transfer) representing such CTWS Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer, including evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such Certificates or Book-Entry Shares were entitled to receive pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and in respect of any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable under this Section 2.02(c) or under Section 2.02(d), 2.02(e) or 2.02(f).

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall deliver to each former holder of Book-Entry Shares (A) the Merger Consideration into which such CTWS Common Shares have been converted pursuant to Section 2.01(a) and (B) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.02(f). Notwithstanding anything to the contrary in this Agreement, no former record holder of a Book-Entry Share shall be required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such former record holder shall, upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and SJW shall cause the Exchange Agent to deliver as promptly as reasonably practicable after the Effective Time (and in any event not later than the third Business Day thereafter), the Merger Consideration in respect of each Book-Entry Share of such former holder, and such Book-Entry Shares shall forthwith be cancelled. The SJW Common Shares deliverable to any holder under this Section 2.02(c)(ii) shall be deemed issued to such holder on the Closing Date.

(d) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to SJW Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the SJW Common Shares issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to abandoned property, escheat, Tax or other applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of the SJW Common Shares issued in exchange therefor

(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional SJW Common Share to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of SJW Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of SJW Common Shares.

(e) No Further Ownership Rights in CTWS Common Stock. The SJW Common Shares issued and cash paid in accordance with the terms of this Article II upon conversion of any CTWS Common Shares (including any cash paid pursuant to Section 2.02(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such CTWS Common Shares, subject to SJW’s obligation to pay any dividends or other distributions with a record date prior to the Effective Time that may have been declared or made by CTWS on such CTWS Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of SJW of CTWS Common Shares that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(h), if, after the Effective Time, any Certificates or Book-Entry Shares are presented for transfer to the Surviving Corporation, SJW or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares. No fractional SJW Common Shares shall be issued upon the conversion of CTWS Common Stock pursuant to Section 2.01(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of SJW Common Shares. Notwithstanding any other provision of this Agreement, each holder of CTWS Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a SJW Common Share (after taking into account all Certificates or Book-Entry Shares surrendered by such holder) shall receive, in lieu thereof, cash in an amount equal to (i) such fractional amount, multiplied by (ii) the average of the volume weighted average price per SJW Common Share on the New York Stock Exchange (“NYSE”) (as reported by Bloomberg, L.P. or, if not reported by Bloomberg, L.P., in another authoritative source mutually selected by SJW and CTWS) on each of the five consecutive trading days ending with the last complete trading day prior to the Closing Date (the “SJW Common Share Closing VWAP”).

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains undistributed to the holders of CTWS Common Stock for six months after the Effective Time shall be delivered to SJW, upon demand, and any former holder of CTWS Common Stock who has not previously complied with this Article II shall thereafter look only to SJW for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled pursuant to this Article II.

(h) No Liability. None of SJW, CTWS, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates immediately prior to the date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of SJW, free and clear of all claims or interests of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The Exchange Agent shall invest any cash in the Exchange Fund as reasonably directed by SJW. Any interest and other income resulting from such investments shall be paid to SJW. Notwithstanding the foregoing, to the extent that there are any losses with respect to such investments or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the payments contemplated by this Article II, SJW shall promptly replace, restore or supplement the

SJW Common Shares or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments contemplated by this Article II.

(j) Withholding Rights. Each of SJW, Merger Sub, CTWS and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SJW, the posting by such Person of a bond, in such reasonable and customary amount as SJW may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.02(h), SJW) shall deliver and pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any other cash deliverable in respect thereof pursuant to this Section 2.02.

Section 2.03 Termination of CTWS Dividend Reinvestment Plan. If requested in writing by SJW, CTWS shall take such action as may be necessary to cause CTWS’s Third Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “CTWS Dividend Reinvestment Plan”) to be terminated immediately prior to the Effective Time in accordance with the terms of the CTWS Dividend Reinvestment Plan; provided, that the termination of the CTWS Dividend Reinvestment Plan will not have any effect on the CTWS Common Shares credited to the account of a participant in the CTWS Dividend Reinvestment Plan at the time of such termination or the right of such CTWS Common Shares to receive the Merger Consideration pursuant to Section 2.01(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SJW AND MERGER SUB

SJW represents and warrants to CTWS that the statements contained in this Article III are true and correct, except (i) as set forth or incorporated in the SJW Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed SJW Reporting Documents”) (excluding any disclosures (A) in any risk factors section, (B) in any “Forward-Looking Statements” section and (C) in any other sections to the extent such disclosures are similarly predictive or forward-looking in nature (collectively, “Excluded Disclosure”) in the Filed SJW Reporting Documents) or (ii) as set forth in the disclosure letter delivered by SJW to CTWS prior to the execution and delivery by SJW of this Agreement (the “SJW Disclosure Letter”). The SJW Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01 Organization, Standing and Power. SJW and each of SJW’s Subsidiaries (the “SJW Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the SJW Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW and each SJW Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW has made available to CTWS, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of SJW in effect as of the date of this Agreement (the “SJW Charter”) and the bylaws of SJW in effect as of the date of this Agreement (the “SJW Bylaws”).

Section 3.02 SJW Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each SJW Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by SJW, by another SJW Subsidiary or by SJW and another SJW Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 3.02(a) of the SJW Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the SJW Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the SJW Subsidiaries, neither SJW nor any SJW Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 3.03 Capital Structure.

(a) The authorized capital stock of SJW consists of 36,000,000 SJW Common Shares and 1,000,000 preferred shares, par value $0.001 per share (the “SJW Preferred Shares” and, together with the SJW Common Shares, the “SJW Capital Stock”). At the close of business on March 12, 2018:

(i) (v) 20,585,018 SJW Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by SJW, (w) no SJW Common Shares were held in SJW’s treasury, (x) 295,887 SJW Common Shares were reserved and available for issuance pursuant to the SJW’s 2014 Employee Stock Purchase Plan (the “SJW ESPP”), (y) 890,179 SJW Common Shares were reserved and available for issuance pursuant to the SJW Stock Plan, of which (1) 66,538 shares were issuable upon vesting of SJW Restricted Share Units and SJW Performance Share Units, (2) 7,000 shares were deliverable pursuant to the terms of vested and deferred SJW Restricted Share Units (the “SJW Deferred Share Units”) and (3) 118,195 deferred SJW Common Shares, including deferred SJW Common Shares with dividend equivalent rights convertible into deferred SJW Common Shares, were deliverable subject to and upon the terms of applicable deferral elections (the “SJW Deferred Shares”); and

(ii) no SJW Preferred Shares were issued and outstanding.

Except as set forth in this Section 3.03(a), at the close of business on March 12, 2018, no shares of capital stock or voting securities of, or other equity interests in, SJW were issued, reserved for issuance or outstanding. From the close of business on March 12, 2018, to the date of this Agreement, there have been no issuances by SJW of shares of capital stock or voting securities of, or other equity interests in, SJW, other than upon the settlement of SJW Restricted Share Units and SJW Performance Share Units, in each case outstanding at the close of business on March 12, 2018, and in accordance with their terms in effect at such time.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of

Merger Sub is, and at the Effective Time will be, owned by SJW or a direct or indirect wholly owned Subsidiary of SJW. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) The SJW Common Shares constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the General Corporation Law of the State of Delaware (the “DGCL”) or other Law, the SJW Charter, the SJW Bylaws or any Contract to which SJW or any SJW Subsidiary is a party or otherwise bound.

(d) All outstanding shares of SJW Capital Stock issuable upon the exercise of purchase rights under the SJW ESPP or upon the settlement of SJW Restricted Share Units, SJW Performance Share Units, SJW Deferred Share Units and SJW Deferred Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the DGCL or other Law, the SJW Charter, the SJW Bylaws or any Contract to which SJW or any SJW Subsidiary is a party or otherwise bound (including the SJW Stock Plan). Except as set forth above in this Section 3.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of SJW or any SJW Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities of SJW or any SJW Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (y) any warrants, calls, options or other rights to acquire from SJW or any SJW Subsidiary, or any other obligation of SJW or any SJW Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or (z) any rights issued by or other obligations of SJW or any SJW Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, the value of SJW, any SJW Subsidiary or any part of SJW or any SJW Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary. Except pursuant to the SJW Stock Plan, there are not any outstanding obligations of SJW or any SJW Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of SJW having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of SJW may vote (collectively, “SJW Voting Debt”). Except for the Voting Agreements, neither SJW nor any SJW Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, SJW. Except for this Agreement, neither SJW nor any SJW Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of SJW or any SJW Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) Each of SJW and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the issuance of SJW Common Shares constituting the Merger Consideration (the “Share Issuance”) and the SJW Charter Amendment, to the receipt of the SJW Stockholder Approval. The SJW Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of SJW was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of SJW and its stockholders, (iii) approving the SJW Charter Amendment and (iv) recommending that SJW’s stockholders vote in favor of approval of the Share Issuance and the SJW Charter Amendment and directing that the Share Issuance and the SJW Charter Amendment be submitted to SJW’s stockholders for approval at a duly held meeting of such shareholders for such purpose (the “SJW Stockholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “SJW Recommendation”). The execution and delivery of this Agreement and the consummation of the

Merger and the transactions contemplated hereby have been duly and validly authorized by each of the Board of Directors of Merger Sub and SJW, as the sole shareholder of Merger Sub. None of the resolutions described in the immediately preceding two sentences have been amended or withdrawn as of the date of this Agreement. Except for (i) the approval of the Share Issuance by the affirmative vote of the holders of a majority of the outstanding SJW Common Shares represented in person or by proxy at the SJW Stockholders Meeting, as required by Section 312.03(c) of the NYSE Listed Company Manual, and (ii) the approval of the SJW Charter Amendment by a majority of the outstanding SJW Common Shares entitled to vote thereon at the SJW Stockholders Meeting, as required by Section 242 of the DGCL (clauses (i) and (ii) being referred to as the “SJW Stockholder Approval”), no other corporate proceedings on the part of SJW or Merger Sub are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). Each of SJW and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by CTWS, this Agreement constitutes the legal, valid and binding obligation of SJW and Merger Sub, enforceable against SJW and Merger Sub in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The SJW Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and the Voting Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to or as a result of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, or the Voting Agreements, in respect of SJW.

(c) The representations and warranties set forth in this Section 3.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by SJW of this Agreement does not, and the performance by SJW of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of SJW or any SJW Subsidiary under, any provision of (i) the SJW Charter, the SJW Bylaws or the comparable organizational documents of any SJW Subsidiary (assuming that the SJW Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which SJW or any SJW Subsidiary is a party or by which any of their respective properties or assets is bound or any SJW Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree of a Governmental Entity or arbitrator (“Judgment”) or Law, in each case applicable to SJW or any SJW Subsidiary or their respective properties or assets (assuming that the SJW Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect (it being agreed that for purposes of this Section 3.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a SJW Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing made to or with, any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to SJW or any SJW Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act of 1933 (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by SJW of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”) and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) the filing and acceptance of the SJW Charter Amendment with the Secretary of State of the State of Delaware, (vi) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the SJW Common Shares to be issued as Merger Consideration, (vii) any pre-approvals of license transfers by the Federal Communications Commission, (viii) in connection with or in compliance with the DGCL or the CBCA, (ix) such Consents required by the Connecticut Public Utilities Regulatory Authority (“PURA”), and (x) such Consents required by the Maine Public Utilities Commission (the “MPUC”) (the Consents in (ix) and (x), collectively, the “State Approvals,” and the Consents in (i) through (x), collectively, the “SJW Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect (it being agreed that for purposes of this Section 3.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a SJW Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 3.06 Reporting Documents; Undisclosed Liabilities.

(a) SJW has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by SJW with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “SJW Reporting Documents”).

(b) Each SJW Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, as applicable to such SJW Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of SJW included in the SJW Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of SJW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) SJW and the SJW Subsidiaries do not have liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a SJW Material Adverse Effect.

(d) Each of the principal executive officer of SJW and the principal financial officer of SJW (or each former principal executive officer of SJW and each former principal financial officer of SJW) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SJW Reporting Documents, and the statements contained in such certifications are true and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither SJW nor any SJW Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) SJW maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of SJW, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of SJW are being made only in accordance with authorizations of management and directors of SJW, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of SJW’s assets that could have a material effect on its financial statements.

(f) SJW maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by SJW in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of SJW, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of SJW to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of SJW, SJW’s independent accountants, the SJW Board or the audit committee of the SJW Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of SJW that are reasonably likely to adversely affect SJW’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of SJW or (iii) fraud, whether or not material, that involves management or other employees of SJW who have a significant role in the internal controls over financial reporting of SJW. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(h) None of the SJW Subsidiaries is, or at any time since January 1, 2016 has been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Regulation as a Utility.

(a) The SJW Subsidiaries set forth in Section 3.07(a) of the SJW Disclosure Letter (the “Regulated SJW Subsidiaries”) are regulated as a “water corporation” and a “public utility” within California and a “water and sewer utility” and “retail public utility” in Texas. All assets included in the rate base calculations of the Regulated SJW Subsidiaries (i) in California, to the extent any portion of such facilities were eliminated from consideration within the meaning of Section 455.5 of the California Public Utilities Code, for rate setting purposes, have been “returned to useful service” and such facilities’ value and associated expenses are currently considered for purposes of establishment of the Regulated SJW Subsidiary’s rates and (ii) in Texas, are “used by and useful to the utility in providing service” within the meaning of Section 13.185 of the Texas Water Code. No assets of SJW or any of the Regulated SJW Subsidiaries are currently disallowed from recovery in rates based on its value and associated expenses in any ratemaking procedure before the California Public Utilities Commission (the “CPUC”) or the Public Utilities Commission of Texas (the “PUCT”), as applicable.

(b) Since January 1, 2015, SJW and each SJW Subsidiary has filed with the SEC or the appropriate state public utilities commission (including the CPUC and the PUCT), as the case may be, all documents required to be filed by it under applicable state public utility Laws, except for filings the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(c) As of the date hereof, neither SJW nor any Subsidiary or Affiliate of SJW is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than California and Texas, or in any foreign country.

Section 3.08 Information Supplied. None of the information supplied or to be supplied by SJW for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of SJW’s stockholders and CTWS’s shareholders or at the time of each of the SJW Stockholders Meeting and the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by SJW with respect to statements made or incorporated by reference therein based on information supplied by CTWS for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by SJW with respect to statements made or incorporated by reference therein based on information supplied by CTWS for inclusion or incorporation by reference therein.

Section 3.09 Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement, SJW and each SJW Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, SJW or the capital stock or voting securities of, or other equity interests in, any SJW Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.28 per SJW Common Share, (y) a special dividend declared on November 16, 2017 in an amount of $0.17 per SJW Common Share and (z) dividends or other distributions by a direct or indirect wholly owned SJW Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by SJW of any capital stock or voting securities of, or other equity interests in, SJW or the capital stock or voting securities of, or other equity interests in, any SJW Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, SJW, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, SJW;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of SJW or any SJW Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of SJW’s or any SJW Subsidiary’s property or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law;

(f) any change in financial accounting methods, principles or practices by SJW or any SJW Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by SJW or any SJW Subsidiary or any settlement or compromise by SJW or any SJW Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 3.10 Taxes.

(a) (i) SJW and each SJW Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) SJW and each SJW Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) SJW and each SJW Subsidiary has adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the SJW Reporting Documents for all material Taxes payable by SJW and each SJW Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(b) No material Tax Return of SJW or any SJW Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of SJW, oral) notice of such an audit or examination has been received by SJW or any SJW Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against SJW or any SJW Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) SJW and each SJW Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of material Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of SJW or any SJW Subsidiary. No written or, to the Knowledge of SJW, other claim has been received by SJW or any SJW Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.

(e) Within the past three years, neither SJW nor any SJW Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither SJW nor any SJW Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(g) Neither SJW nor any SJW Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither SJW nor any SJW Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by SJW or any SJW Subsidiary under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i) Neither SJW nor any SJW Subsidiary (i) is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with SJW or any SJW Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has been a member of an affiliated group (other than a group the common parent of which is SJW or includes only SJW and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than SJW and its Subsidiaries.

(j) Neither SJW nor any SJW Subsidiary is a “U.S. shareholder” of any foreign corporation within the meaning of Section 951(b) of the Code.

Section 3.11 Employee Benefits.

(a) Section 3.11(a) of the SJW Disclosure Letter sets forth a correct and complete list of each material SJW Benefit Plan. With respect to each material SJW Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to CTWS by SJW: (i) the SJW Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the SJW Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all material filings and communications received from or sent to any Governmental Entity and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each SJW Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material contributions required to be made to any SJW Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any SJW Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SJW in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the SJW Benefit Plans or any trusts related thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 3.11(c) of the SJW Disclosure Letter identifies each SJW Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “SJW Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each SJW Qualified Plan and its related trust, or with respect to a prototype SJW Qualified Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or the SJW Qualified Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, advisory or opinion as to the qualified status of each such SJW Qualified Plan, and, if issued, such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of SJW and the SJW Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any SJW Qualified Plan or the related trust.

(d) Each SJW Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.11(d) of the SJW Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such SJW Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no lien in favor of any such SJW Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such SJW Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) SJW has delivered or made available to CTWS a copy of the most recent actuarial valuation report for such SJW Benefit Plan and such report is complete and accurate in all material respects, (v) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate such SJW Benefit Plan, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by SJW or any of the SJW Subsidiaries.

(e) None of SJW, any of the SJW Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(f) Neither SJW nor any of the SJW Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable Laws.

(g) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of SJW or any of the SJW Subsidiaries to severance pay, retention or any other bonus amount or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any SJW Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant or officer, (v) result in any breach or violation of, or default under, or limit SJW’s right to extend, renew, replace, amend, modify or terminate, any SJW Benefit Plan or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No SJW Benefit Plan provides for, and neither SJW nor any of the SJW Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) To the Knowledge of SJW, each SJW Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, in form and operation, in compliance with all applicable requirements of Section 409A of the Code.

Section 3.12 Labor and Employment Matters.

(a) Neither SJW nor any SJW Subsidiary is party to or bound by any collective bargaining agreement or other written Contract with any labor union or other similar organization (“Collective Bargaining Agreement”) with respect to any SJW Personnel. No SJW Personnel are represented by any labor union or other similar organization (“Labor Organization”) with respect to their employment with SJW. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) there is no pending or, to the Knowledge of SJW, threatened strike, lockout, slowdown, work stoppage or unfair labor practice by or with respect to any SJW Personnel and (ii) to the Knowledge of SJW, there are no activities or proceedings of any Labor Organization to organize any employees of SJW or any SJW Subsidiary and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any Labor Organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, child labor, immigration, safety and health, disability rights or benefits, equal employment, plant closures and layoffs, workers’ compensation, employee leave issues, unemployment insurance and continuation coverage under group health plans.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, no SJW Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to SJW or any SJW Subsidiary or (ii) to a former employer of any such SJW Personnel relating (A) to the right of any such SJW Personnel to be employed by SJW or any SJW Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(d) To the Knowledge of SJW, in the last five years, no allegations of sexual harassment have been made to SJW against any individual in his or her capacity as (i) an officer of SJW, (ii) a member of the SJW Board or (iii) an employee of SJW or any SJW Subsidiary at a level of Vice President or above.

Section 3.13 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of SJW, demand or investigation by any Governmental Entity involving SJW or any SJW Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect.

Section 3.14 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries are in compliance with all applicable Laws (including privacy Laws) and the SJW Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of SJW, threatened alleging that SJW or any SJW Subsidiary is not in compliance with any applicable Law or SJW Permit or which challenges or questions the validity of any rights of the holder of any SJW Permit. To the Knowledge of SJW, no noncompliance with any applicable Law or SJW Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. This Section 3.14 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Section 3.10, 3.11, 3.12, 3.17 and 3.20, respectively.

Section 3.15 Permits. SJW and each SJW Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, easements, exemptions, exceptions, consents, certificates, orders, registrations, permissions, qualifications, clearances and other approvals (collectively, “Permits”) necessary to enable SJW and each SJW Subsidiary to own, lease and operate its respective properties and assets or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (collectively, the “SJW Permits”), and, as of the date of this Agreement, all such SJW Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by SJW of any of the SJW Permits is pending or, to the Knowledge of SJW, threatened, except where the failure to have such power or authority or to possess the SJW Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect. SJW and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the SJW Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect.

Section 3.16 Water Quality and Water Rights. The drinking water supplied by SJW and the SJW Subsidiaries to their respective customers is and has been in material compliance since January 1, 2013 with all applicable federal and state drinking water standards. SJW and the SJW Subsidiaries have all material rights, authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract and deliver water to their respective customers in a manner adequate and sufficient for the conduct of its business as currently conducted (the “SJW Water Rights”). To the Knowledge of SJW, (i) there is not any existing breach or default by SJW or any SJW Subsidiary under any of the SJW Water Rights which (with or without notice, lapse of time or both) would cause any of the SJW Water Rights to be lost, revoked or compromised or not be satisfied, and (ii) there is no other reason to believe that any SJW Water Rights will be lost, revoked or compromised or will not be satisfied, other than, in each of clauses (i) and (ii), any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) SJW and each SJW Subsidiary is in compliance with all Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect; and neither SJW nor any SJW Subsidiary has received any written or, to the Knowledge of SJW, oral notice alleging that SJW or any SJW Subsidiary is in material violation of, or has any material liability under, any Environmental Law.

(b) SJW and each SJW Subsidiary possesses and is in material compliance with all material Permits required under Environmental Laws (“Environmental Permits”) for the conduct of its respective operations as presently conducted and all such Environmental Permits are valid and in good standing.

(c) To the Knowledge of SJW, there is no basis for any material Environmental Permits to be amended, revoked, limited or otherwise conditioned, except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(d) There are no material Environmental Claims pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary.

(e) To the Knowledge of SJW, there has been no Release of or exposure to any Materials of Environmental Concern or, to the Knowledge of SJW, other event, fact, incident, activity, circumstance or condition that would reasonably be expected to form the basis of any Environmental Claim against SJW or any SJW Subsidiary or result in any liability under Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(f) Neither SJW nor any SJW Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against SJW or any SJW Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a SJW Material Adverse Effect.

(g) SJW has provided or made available to CTWS all material environmental assessments, reports and studies prepared in the last three years that are in the possession of SJW and the SJW Subsidiaries regarding matters pertaining to the environmental condition of the business and properties of SJW and the SJW Subsidiaries, and their compliance (or noncompliance) with any Environmental Laws.

For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial suits, actions, other proceedings, demands, investigations, Judgments, directives, Liens or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for costs, fees, expenses, damages, fines, penalties and other losses relating to enforcement proceedings, investigations, cleanup, removal, remediation, mitigation, corrective actions, response actions, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Materials of Environmental Concern at any location or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law, Judgment, Permit or legally binding agreement issued, promulgated or entered into by or with any Governmental Entity relating to pollution, contamination, water quality, natural resources, the climate, human health and safety (as it relates to exposure to or handling of Materials of Environmental Concern) or the protection or conservation of the environment (including ambient and indoor air, surface water, groundwater, land surface or subsurface strata, natural resources or endangered or threatened species); (iii) “Materials of Environmental Concern” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, pollutant, contaminant, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

Section 3.18 Contracts.

(a) Section 3.18(a) of the SJW Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract or understanding containing terms that expressly (A) limit or otherwise restrict SJW or any SJW Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area in a manner that would be reasonably likely to be material, in the case of (A), to SJW and the SJW Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract or understanding pursuant to which any Indebtedness of SJW or any SJW Subsidiary is outstanding or may be incurred, other than any such Contract or understanding between or among SJW and the wholly owned SJW Subsidiaries;

(iii) each partnership, joint venture or similar agreement, Contract or understanding to which SJW or any SJW Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to SJW and the SJW Subsidiaries, taken as a whole;

(iv) each Contract entered into since January 1, 2013, providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by SJW or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (x) was paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $500,000 and (B) under which SJW or any of its Subsidiaries have or are reasonably likely to have a payment obligation, including any obligation to make any indemnification payment (other than indemnification with respect to directors and officers) or any payment under any guarantee or other financial obligation, in each case, involving consideration in excess of $500,000;

(v) each material Contract with a Governmental Entity to which SJW or any SJW Subsidiary is a party, other than in the ordinary course of business;

(vi) each Contract or understanding to which SJW or any SJW Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000 or, in the case of dispositions or acquisitions included in SJW’s or any SJW Subsidiary’s capital budget, $5,000,000; and

(vii) each Contract or understanding with any supplier or vendor under which SJW or any SJW Subsidiary is obligated to purchase technology, goods or services involving consideration in excess of $2,500,000 or, in the case of purchases included in SJW’s or any SJW Subsidiary’s capital budget, $5,000,000 (except with respect to the purchase of water in the ordinary course of business consistent with past practice).

Each Contract or understanding of the type described in this Section 3.18(a), together with any SJW Contract required to be filed by SJW as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than this Agreement or any SJW Benefit Plan), is referred to in this Agreement as a “SJW Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) each SJW Material Contract (including, for purposes of this Section 3.18(b), any Contract entered into after the date of this Agreement that would have been a SJW Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of SJW or one of the SJW Subsidiaries, as the case may be, and, to the Knowledge of SJW, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such SJW Material Contract is in full force and effect and (iii) neither SJW nor any SJW Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such SJW Material Contract and, to the Knowledge of SJW, no other party to any such SJW Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.19 SJW Real Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW or a SJW Subsidiary has good and valid fee simple title to all material SJW Owned Property, in each case, free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens that currently, or would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the SJW Owned Property, as presently conducted, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of SJW, threatened against or affecting SJW or any SJW Subsidiary challenging SJW’s or the applicable SJW Subsidiary’s fee simple title to the SJW Owned Property. Section 3.19(a) of the SJW Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material owned SJW Non-Regulated Property.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW or the applicable SJW Subsidiary holds good and subsisting leasehold interests in the SJW Leased Property, free and clear of all subtenancies and other occupancy rights and Liens, except for Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the SJW Leased Property, as presently conducted, (ii) SJW and each SJW Subsidiary has complied with the terms of all SJW Leases, and all such leases are in full force and effect and (iii) there is not any existing default by SJW or any SJW Subsidiary under the SJW Leases and there is not any existing circumstance or event which, with or without notice, lapse of time or both, would become a default by SJW or any SJW Subsidiary under the SJW Leases, in each case, in any material respect. Section 3.19(b) of the SJW Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements currently in effect for material SJW Non-Regulated Property.

For all purposes of this Agreement, (i) “SJW Owned Property” means the real and personal property (other than the SJW Water Rights and the SJW Property Easements) owned by SJW or a SJW Subsidiary, (ii) “SJW Non-Regulated Property” means any SJW Property owned or leased by any SJW Subsidiary that is not subject to regulation as a public utility or public service company or similar designation, (iii) “SJW Leased Property” means the real and personal property (other than the SJW Water Rights and the SJW Property Easements) leased pursuant to the SJW Leases, (iv) “SJW Leases” means the leases, subleases, licenses or other occupancy agreements for material real property to which SJW or any SJW Subsidiary is a party that are currently in effect and (v) “SJW Property” means the SJW Leased Property and the SJW Owned Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, SJW and the SJW Subsidiaries have fulfilled and performed all of their obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to the SJW Property and the SJW Water Rights (the “SJW Property Easements”) in a manner adequate and sufficient for the conduct of its business as currently conducted, and to the Knowledge of SJW, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of SJW or any SJW Subsidiary with respect to any SJW Property Easements.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or, to the Knowledge of SJW, threatened against any of the SJW Property, (ii) the present use of the land, buildings, structures and improvements on the SJW Property are in conformity with applicable Law, (iii) neither SJW nor any SJW Subsidiary has leased or otherwise granted to any Person the right to use or occupy any SJW Property or any portion thereof, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any SJW Property or any portion thereof or interest therein, (v) there are no boundary disputes relating to any SJW Property and no encroachments materially and adversely affecting the use of any SJW Property and (vi) the SJW Property and the SJW Property Easements,

taken as a whole, are in all respects adequate and sufficient for the conduct of the businesses of SJW and the SJW Subsidiaries, as currently conducted, and all of the SJW Property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of SJW and the SJW Subsidiaries.

Section 3.20 Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a SJW Material Adverse Effect, (i) SJW and each SJW Subsidiary owns, or is validly licensed or otherwise has the right to use and otherwise exploit, all patents, trademarks, service marks, copyrights, trade secrets and other proprietary intellectual property rights (collectively, “Intellectual Property”) used or exploited in or otherwise necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of SJW, threatened that SJW or any SJW Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person, (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by SJW or any SJW Subsidiary and (iv) during the three years prior to the date hereof, there has been no unauthorized access or use of the information technology systems of SJW or any SJW Subsidiary in a manner that has resulted or could reasonably be expected to result in any material liability to SJW or any SJW Subsidiary.

Section 3.21 Insurance. Since January 1, 2015, SJW and the SJW Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of SJW engaged in businesses similar to those of SJW and the SJW Subsidiaries.

Section 3.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “SJW Financial Advisor”), the fees and expenses of which will be paid by SJW, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SJW or any SJW Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to CTWS prior to the date of this Agreement.

Section 3.23 Opinion of Financial Advisor. The SJW Board has received an opinion from the SJW Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to SJW. A signed copy of the written opinion of the SJW Financial Advisor rendered to the SJW Board was delivered to CTWS following the execution of the Original Merger Agreement, solely for informational purposes (it being agreed that such opinion is for the sole benefit of the SJW Board and may not be relied upon by CTWS or any of CTWS’s Representatives).

Section 3.24 Investment Company Act. Neither SJW nor any SJW Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”).

Section 3.25 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the SJW Reporting Documents and (ii) the SJW Benefit Plans, Section 3.25 of the SJW Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, SJW or any SJW Subsidiary and, on the other hand, any (x) present executive officer or director of SJW or any SJW Subsidiary or any person that has served as an executive officer or director of SJW or any SJW Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the SJW Common Shares as of the date of this Agreement or (z) to the Knowledge of SJW, any Affiliate of any such officer, director or owner (other than SJW or any SJW Subsidiary).

Section 3.26 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and except as otherwise expressly set forth in this Agreement, none of SJW nor any of its

Subsidiaries nor Merger Sub or other Person acting on behalf of SJW or Merger Sub has made or makes any representation or warranty of any kind or nature, express or implied, with respect to SJW, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, none of SJW nor any of its Subsidiaries nor Merger Sub has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, CTWS or its Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SJW or its Subsidiaries or the future business and operations of SJW or its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CTWS

CTWS represents and warrants to SJW and Merger Sub that the statements contained in this Article IV are true and correct, except (i) as set forth or incorporated in the CTWS Reporting Documents publicly available and filed with or furnished to the SEC after January 1, 2017 and at least one Business Day prior to the date of this Agreement (the “Filed CTWS Reporting Documents”) (excluding any Excluded Disclosure in the Filed CTWS Reporting Documents) or (ii) as set forth in the disclosure letter delivered by CTWS to SJW and Merger Sub prior to the execution and delivery by CTWS of this Agreement (the “CTWS Disclosure Letter”). The CTWS Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01 Organization, Standing and Power. CTWS and each of CTWS’s Subsidiaries (the “CTWS Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the CTWS Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and each CTWS Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS has made available to SJW, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of CTWS in effect as of the date of this Agreement (the “CTWS Charter”) and the bylaws of CTWS in effect as of the date of this Agreement (the “CTWS Bylaws”).

Section 4.02 CTWS Subsidiaries.

(a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each CTWS Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by CTWS, by another CTWS Subsidiary or by CTWS and another CTWS Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the CTWS Subsidiaries.

(b) Except for the capital stock and voting securities of, and other equity interests in, the CTWS Subsidiaries, neither CTWS nor any CTWS Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity other than ordinary course investments in publicly traded securities constituting one percent or less of a class of outstanding securities of any entity.

Section 4.03 Capital Structure.

(a) The authorized capital stock of CTWS consists of (i) 25,000,000 CTWS Common Shares, (ii) 50,000 shares of cumulative preferred stock, $16 par value (“CTWS $16 Par Preferred Shares”), (iii) 15,000 shares of cumulative preferred stock, $20 par value (“CTWS $20 Par Preferred Shares”), (iv) 400,000 shares of cumulative preferred stock, $25 par value (“CTWS $25 Par Preferred Shares”), and (v) 1,000,000 shares of preference stock, $1 par value (“CTWS $1 Par Preference Shares”) ((ii) though (v), collectively, the “CTWS Preferred Shares”, and together with the CTWS Common Shares, the “CTWS Capital Stock”). At the close of business on March 12, 2018:

(i) (w) 11,861,315 CTWS Common Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS, (x) no CTWS Common Shares were held in CTWS’s treasury, (y) 295,895 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Dividend Reinvestment Plan, and (z) 221,343 CTWS Common Shares were reserved and available for issuance pursuant to the CTWS Stock Plans, of which 22,071 shares were issuable upon the vesting of outstanding CTWS Restricted Share Units and CTWS Performance Share Units;

(ii) (x) 29,499 CTWS $16 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $16 Par Preferred Shares were held in CTWS’s treasury;

(iii) (x) 15,000 CTWS $20 Par Preferred Shares were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by CTWS and (y) no CTWS $20 Par Preferred Shares were held in CTWS’s treasury;

(iv) (x) no CTWS $25 Par Preferred Shares were issued and outstanding and (y) no CTWS $25 Par Preferred Shares were held in CTWS’s treasury; and

(v) (x) no CTWS $1 Par Preference Shares were issued and outstanding and (y) no CTWS $1 Par Preference Shares were held in CTWS’s treasury.

Except as set forth in this Section 4.03(a), at the close of business on March 12, 2018, no shares of capital stock or voting securities of, or other equity interests in, CTWS were issued, reserved for issuance or outstanding. From the close of business on March 12, 2018, to the date of this Agreement, there have been no issuances by CTWS of shares of capital stock or voting securities of, or other equity interests in, CTWS, other than the issuance of CTWS Common Stock upon the settlement of CTWS Restricted Share Units and CTWS Performance Share Units in each case outstanding at the close of business on March 12, 2018, and in accordance with their terms in effect at such time.

(b) All outstanding shares of CTWS Capital Stock are, and all shares of CTWS Capital Stock that may be issued upon the settlement of CTWS Performance Share Units will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any provision of the CBCA or other Law, the CTWS Charter, the CTWS Bylaws or any Contract to which CTWS or any CTWS Subsidiary is a party or otherwise bound (including the CTWS Stock Plans). Except as set forth above in this Section 4.03 or pursuant to this Agreement, there are not issued, reserved for issuance or outstanding, and there are no outstanding obligations of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (x) any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (y) any warrants, calls, options or other rights to acquire from CTWS or any CTWS Subsidiary, or any other obligation of CTWS or any CTWS Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or (z) any rights issued by or other obligations of CTWS or any CTWS Subsidiary that are linked in any way to the price of any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary. Except pursuant to the CTWS Stock Plans, there are not any outstanding obligations of CTWS or any CTWS Subsidiary to repurchase, redeem or otherwise acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (x), (y) or (z) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of CTWS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of CTWS may vote (collectively, “CTWS Voting Debt”). Neither CTWS nor any CTWS Subsidiary is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, CTWS. Except for this Agreement, neither CTWS nor any CTWS Subsidiary is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of CTWS or any CTWS Subsidiary. All CTWS Restricted Share Units, CTWS Performance Share Units and CTWS Performance Cash Units outstanding as of the date of this Agreement may, pursuant to their terms, be treated in accordance with Section 6.05.

(c) Section 4.03(c) of the CTWS Disclosure Letter sets forth a true and complete list of all CTWS Restricted Share Units, CTWS Performance Share Units, and CTWS Performance Cash Units outstanding as of March 12, 2018, setting forth the holder’s participation identification number, the number of shares (as applicable) subject to each award, the grant date and vesting schedule with respect to each award, the plan under which each such award was granted and whether such award is subject to any deferral or is otherwise subject to Section 409A of the Code.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) CTWS has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the CTWS Shareholder Approval. The CTWS Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of CTWS was present, (i) approving and adopting this Agreement, (ii) determining that entering into this Agreement is in the best interests of CTWS and its shareholders, (iii) declaring this Agreement advisable, and (iv) recommending that CTWS’s shareholders approve this Agreement and directing that this Agreement be submitted to CTWS’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “CTWS Shareholders Meeting”) (clauses (i), (ii), (iii) and (iv) being referred to as the “CTWS Recommendation”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by the affirmative vote of at least two-thirds of the voting power of outstanding CTWS Common Shares (and, in the event the CTWS Preferred Share Redemption does not occur prior to the record date set for the CTWS Shareholders Meeting as contemplated by Section 6.01(e), the CTWS $20 Par Preferred Shares voting together with the CTWS Common Shares) entitled to vote at the CTWS Shareholders Meeting (the “CTWS Shareholder Approval”), no other corporate proceedings on the part of CTWS are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the CBCA). CTWS has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by SJW, this Agreement constitutes the legal, valid and binding obligation of CTWS, enforceable against CTWS in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) The CTWS Board (including a majority of the nonemployee directors, of which there were at least two) have approved such resolutions as are necessary to authorize any business combinations with interested shareholders (as provided in Section 33-844 of the CBCA) intended by this Agreement, the Merger and the other transactions contemplated by this Agreement. No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to or as a result of this Agreement, the Merger or any of the other transactions contemplated by this Agreement in respect of CTWS.

(c) The representations and warranties set forth in this Section 4.04 shall be made (i) with respect to the Original Merger Agreement, as of the Original Execution Date, and (ii) with respect to this Amended and Restated Agreement, as of the Execution Date.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by CTWS of this Agreement does not, and the performance by CTWS of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of CTWS or any CTWS Subsidiary under, any provision of (i) the CTWS Charter, the CTWS Bylaws or the comparable organizational documents of any CTWS Subsidiary (assuming that the CTWS Shareholder Approval is obtained), (ii) any Contract to which CTWS or any CTWS Subsidiary is a party or by which any of their respective properties or assets is bound or any CTWS Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law, in each case applicable to CTWS or any CTWS Subsidiary or their respective properties or assets (assuming that the CTWS Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(a), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to CTWS or any CTWS Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, (iii) the filing and acceptance of the Certificate of Merger with the Secretary of the State of the State of Connecticut and appropriate documents with the relevant authorities of the other jurisdictions in which SJW and CTWS are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents of or from, or registrations, declarations, notices or filings to or with the NYSE as are required to permit the consummation of the Merger and the listing of the SJW Common Shares to be issued as Merger Consideration, (vi) any pre-approvals of license transfers by the Federal Communications Commission, (vii) the State Approvals, and (xiii) in connection with or in compliance with the CBCA (the Consents in (i) through (xiii), collectively, the “CTWS Regulatory Approvals”), except for such other Consents that the failure to obtain or make, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect (it being agreed that for purposes of this Section 4.05(b), effects resulting from or arising in connection with the matters set forth in clause (iv) of the definition of the term “Material Adverse

Effect” shall not be excluded in determining whether a CTWS Material Adverse Effect has occurred or would reasonably be expected to occur) and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.06 Reporting Documents; Undisclosed Liabilities.

(a) CTWS has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by CTWS with the SEC since January 1, 2015 (such documents, excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “CTWS Reporting Documents”).

(b) Each CTWS Reporting Document (i) at the time filed or furnished, complied in all material respects with the requirements of SOX, the Exchange Act and the Securities Act, as applicable to such CTWS Reporting Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of CTWS included in the CTWS Reporting Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, as indicated in the notes thereto, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of CTWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) CTWS and the CTWS Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a CTWS Material Adverse Effect.

(d) Each of the principal executive officer of CTWS and the principal financial officer of CTWS (or each former principal executive officer of CTWS and each former principal financial officer of CTWS) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the CTWS Reporting Documents, and the statements contained in such certifications are true and correct. Neither CTWS nor any CTWS Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) CTWS maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of CTWS, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of CTWS are being made only in accordance with authorizations of management and directors of CTWS, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of CTWS’s assets that could have a material effect on its financial statements.

(f) CTWS maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by CTWS in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the

SEC and that all such information required to be disclosed is accumulated and communicated to the management of CTWS, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of CTWS to make the certifications required under the Exchange Act with respect to such reports.

(g) Since January 1, 2016, none of CTWS, CTWS’s independent accountants, the CTWS Board or the audit committee of the CTWS Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of CTWS that are reasonably likely to adversely affect CTWS’s ability to record, process, summarize and report financial information, (ii) “material weakness” in the internal controls over financial reporting of CTWS or (iii) fraud, whether or not material, that involves management or other employees of CTWS who have a significant role in the internal controls over financial reporting of CTWS.

(h) None of the CTWS Subsidiaries is, or at any time since January 1, 2016 has been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07 Regulation as a Utility.

(a) The CTWS Subsidiaries set forth in Section 4.07(a) of the CTWS Disclosure Letter (the “Regulated CTWS Subsidiaries”) are regulated as “water company” and a “public service company” within Connecticut and a “water utility” and “public utility” in Maine. All assets included in the rate base calculations of the Regulated CTWS Subsidiaries (i) in Connecticut, are used and useful in providing service to customers of the Regulated CTWS Subsidiaries within Connecticut, and (ii) in Maine, are “used or required to be used in” the Regulated CTWS Subsidiary’s “service to the public within Maine,” within the meaning of Section 303 of the Maine Public Utility Law. No assets of CTWS or any of the Regulated CTWS Subsidiaries are currently disallowed in any ratemaking procedure before the PURA or the MPUC, as applicable.

(b) Since January 1, 2015, CTWS and each CTWS Subsidiary has filed with the SEC or the appropriate state public utilities commission (including the PURA and the MPUC), as the case may be, all documents required to be filed by it under applicable state public utility Laws, except for filings the failure of which to make would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect. All such documents complied, as of the date so filed, with all applicable requirements of the applicable statute and rules and regulations thereunder, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(c) As of the date hereof, neither CTWS nor any Subsidiary or Affiliate of CTWS is subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, other than Connecticut and Maine, or in any foreign country.

Section 4.08 Information Supplied. None of the information supplied or to be supplied by CTWS for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of SJW’s stockholders and CTWS’s shareholders or at the time of each of the SJW Stockholders Meeting and the CTWS Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, except that no representation is made by CTWS with respect to statements made or incorporated by reference therein based on information supplied by SJW or Merger Sub for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by CTWS with respect to statements made or incorporated by reference therein based on information supplied by SJW or Merger Sub for inclusion or incorporation by reference therein.

Section 4.09 Absence of Certain Changes or Events. From January 1, 2017 to the date of this Agreement, CTWS and each CTWS Subsidiary has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary (other than (x) regular quarterly cash dividends in an amount not exceeding $0.2975 per CTWS Common Share, $0.225 per CTWS $16 Par Preferred Share and $0.20 per CTWS $20 Par Preferred Share, and (y) dividends or other distributions by a direct or indirect wholly owned CTWS Subsidiary to its direct shareholders or other equity holders) or any repurchase for value by CTWS of any capital stock or voting securities of, or other equity interests in, CTWS or the capital stock or voting securities of, or other equity interests in, any CTWS Subsidiary;

(c) any split, reverse split, combination, consolidation, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, CTWS, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, CTWS;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of CTWS or any CTWS Subsidiary other than draws on existing revolving credit facilities in the ordinary course of business;

(e) (i) any direct or indirect sale, lease, license, mortgage, pledge, sale and leaseback or other encumbrance or other disposal of any of CTWS’s or any CTWS Subsidiary’s property or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) with, individually or in the aggregate, a fair market value in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law or (ii) any acquisitions of businesses (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise), for a purchase price in excess of the lesser of (A) $3,000,000 and (B) the maximum amount permitted by applicable Law;

(f) any change in financial accounting methods, principles or practices by CTWS or any CTWS Subsidiary, except insofar as may have been required by a change in GAAP or Law; or

(g) any material elections or changes thereto with respect to Taxes by CTWS or any CTWS Subsidiary or any settlement or compromise by CTWS or any CTWS Subsidiary of any material Tax liability or refund, other than in the ordinary course of business.

Section 4.10 Taxes.

(a) (i) CTWS and each CTWS Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) CTWS and each CTWS Subsidiary has paid all material Taxes required to have been paid other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) CTWS and each CTWS Subsidiary has adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the CTWS Reporting Documents for all material Taxes payable by CTWS and each CTWS Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(b) No material Tax Return of CTWS or any CTWS Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of CTWS, oral) notice of such an audit or examination has been received by CTWS or any CTWS Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against CTWS or any CTWS Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending or have been granted. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) CTWS and each CTWS Subsidiary has complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of material Taxes and other deductions required to be withheld.

(d) Other than for Taxes not yet due and delinquent or that are being contested in good faith in appropriate proceedings, there are no Liens with respect to material Taxes against any of the properties or assets of CTWS or any CTWS Subsidiary. No written or, to the Knowledge of CTWS, other claim has been received by CTWS or any CTWS Subsidiary from an authority in a jurisdiction where such corporation does not file Tax Returns that it is or may be subject to material taxation by such jurisdiction.

(e) Within the past three years, neither CTWS nor any CTWS Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither CTWS nor any CTWS Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(g) Neither CTWS nor any CTWS Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) Neither CTWS nor any CTWS Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale, intercompany transaction or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by CTWS or any CTWS Subsidiary under Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(i) Neither CTWS nor any CTWS Subsidiary (i) is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with CTWS or any CTWS Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes), (ii) is or has been a member of an affiliated group (other than a group the common parent of which is CTWS or includes only CTWS and/or any of its Subsidiaries) filing a consolidated, combined, unitary or similar income Tax Return, or (iii) is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction), or as a transferee or successor for any Tax of any Person other than CTWS and its Subsidiaries.

(j) Neither CTWS nor any CTWS Subsidiary is a “U.S. shareholder” of any foreign corporation, within the meaning of Section 951(b) of the Code.

Section 4.11 Employee Benefits.

(a) Section 4.11(a) of the CTWS Disclosure Letter sets forth a correct and complete list of each material CTWS Benefit Plan. With respect to each material CTWS Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to SJW by CTWS: (i) the CTWS Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the CTWS Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all material filings and communications received from or sent to any Governmental Entity and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each CTWS Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all material contributions required to be made to any CTWS Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any CTWS Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CTWS in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the CTWS Benefit Plans or any trusts related thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.11(c) of the CTWS Disclosure Letter identifies each CTWS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “CTWS Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each CTWS Qualified Plan and its related trust, or with respect to a prototype CTWS Qualified Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or the CTWS Qualified Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, advisory or opinion as to the qualified status of each such CTWS Qualified Plan, and, if issued, such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of CTWS and the CTWS Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any CTWS Qualified Plan or the related trust.

(d) Each CTWS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 4.11(d) of the CTWS Disclosure Letter, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each such CTWS Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no lien in favor of any such CTWS Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such CTWS Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) CTWS has delivered or made available to SJW a copy of the most recent actuarial valuation report for such CTWS Benefit Plan and such report is complete and accurate in all material respects, (v) the PBGC has not instituted proceedings to terminate such CTWS Benefit Plan, (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by CTWS or any of the CTWS Subsidiaries.

(e) None of CTWS, any of the CTWS Subsidiaries or any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to any plan that is a Multiemployer

Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(f) Neither CTWS nor any of the CTWS Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable Laws.

(g) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of CTWS or any of the CTWS Subsidiaries to severance pay, retention or any other bonus amount or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any CTWS Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant or officer, (v) result in any breach or violation of, or default under, or limit CTWS’s right to extend, renew, replace, amend, modify or terminate, any CTWS Benefit Plan or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No CTWS Benefit Plan provides for, and neither CTWS nor any of the CTWS Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) To the Knowledge of CTWS, each CTWS Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been maintained, in form and operation, in compliance with all applicable requirements of Section 409A of the Code.

Section 4.12 Labor and Employment Matters.

(a) Neither CTWS nor any CTWS Subsidiary is party to or bound by any Collective Bargaining Agreement with respect to any CTWS Personnel. No CTWS Personnel are represented by any Labor Organization with respect to their employment with CTWS. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) there is no pending or, to the Knowledge of CTWS, threatened strike, lockout, slowdown, work stoppage or unfair labor practice by or with respect to any CTWS Personnel and (ii) to the Knowledge of CTWS, there are no activities or proceedings of any Labor Organization to organize any employees of CTWS or any CTWS Subsidiary and no demand for recognition as the exclusive bargaining representative of any such employees has been made by or on behalf of any Labor Organization.

(b) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, child labor, immigration, safety and health, disability rights or benefits, equal employment, plant closures and layoffs, workers’ compensation, employee leave issues, unemployment insurance and continuation coverage under group health plans.

(c) Except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, no CTWS Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i)

to CTWS or any CTWS Subsidiary or (ii) to a former employer of any such CTWS Personnel relating (A) to the right of any such CTWS Personnel to be employed by CTWS or any CTWS Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(d) To the Knowledge of CTWS, in the last five years, no allegations of sexual harassment have been made to CTWS against any individual in his or her capacity as (i) an officer of CTWS, (ii) a member of the CTWS Board or (iii) an employee of CTWS or any CTWS Subsidiary at a level of Vice President or above.

Section 4.13 Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of CTWS, demand or investigation by any Governmental Entity involving CTWS or any CTWS Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries are in compliance with all applicable Laws (including privacy Laws) and the CTWS Permits. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, there is no demand or investigation by or before any Governmental Entity pending or, to the Knowledge of CTWS, threatened alleging that CTWS or any CTWS Subsidiary is not in compliance with any applicable Law or CTWS Permit or which challenges or questions the validity of any rights of the holder of any CTWS Permit. To the Knowledge of CTWS, no noncompliance with any applicable Law or CTWS Permit exists, except for any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. This Section 4.14 does not relate to Tax matters, employee benefits matters, labor and employment matters, environmental matters or Intellectual Property matters, which are the subjects of Sections 4.10, Section 4.11, 4.12, 4.17 and Section 4.20, respectively.

Section 4.15 Permits. CTWS and each CTWS Subsidiary has all requisite power and authority and possesses all Permits necessary to enable CTWS and each CTWS Subsidiary to own, lease and operate its respective properties and assets or to develop, produce, store, distribute, promote, offer and sell its respective products and services or otherwise to carry on its business as it is now being conducted (collectively, the “CTWS Permits”) and, as of the date of this Agreement, all such CTWS Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal or modification not requested by CTWS of any of the CTWS Permits is pending or, to the Knowledge of CTWS, threatened, except where the failure to have such power or authority or to possess the CTWS Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect. CTWS and its Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the CTWS Permits, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect.

Section 4.16 Water Quality and Water Rights. The drinking water supplied by CTWS and the CTWS Subsidiaries to their respective customers is and has been in material compliance since January 1, 2013 with all applicable federal and state drinking water standards. CTWS and the CTWS Subsidiaries have all material rights, authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, which are necessary to extract and deliver water to their respective customers in a manner adequate and sufficient for the conduct of its business as currently conducted (the “CTWS Water Rights”). To the Knowledge of CTWS, (i) there is not any existing breach or default by CTWS or any CTWS Subsidiary under any of the CTWS Water Rights which (with or without notice, lapse of time or both) would cause any of the CTWS Water Rights to be lost, revoked or compromised or not be satisfied and (ii) there is no other reason to believe that any CTWS Water Rights will be lost, revoked or compromised or will not be satisfied, other than, in each of clauses (i) and (ii), any such exceptions which have not had and would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

Section 4.17 Environmental Matters.

(a) CTWS and each CTWS Subsidiary is in compliance with all Environmental Laws except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect; and neither CTWS nor any CTWS Subsidiary has received any written or, to the Knowledge of CTWS, oral notice alleging that CTWS or any CTWS Subsidiary is in material violation of, or has any material liability under, any Environmental Law.

(b) CTWS and each CTWS Subsidiary possesses and is in material compliance with all Environmental Permits for the conduct of its respective operations as presently conducted and all such Environmental Permits are valid and in good standing.

(c) To the Knowledge of CTWS, there is no basis for any material Environmental Permits to be amended, revoked, limited or otherwise conditioned, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(d) There are no material Environmental Claims pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary.

(e) To the Knowledge of CTWS, there has been no Release of or exposure to any Materials of Environmental Concern or, to the Knowledge of CTWS, other event, fact, incident, activity, circumstance or condition that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary or result in any liability under Environmental Laws, except in each case as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(f) Neither CTWS nor any CTWS Subsidiary has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against CTWS or any CTWS Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a CTWS Material Adverse Effect.

(g) CTWS has provided or made available to SJW all material environmental assessments, reports and studies prepared in the last three years that are in the possession of CTWS and the CTWS Subsidiaries regarding matters pertaining to the environmental condition of the business and properties of CTWS and the CTWS Subsidiaries, and their compliance (or noncompliance) with any Environmental Laws.

Section 4.18 Contracts.

(a) Section 4.18(a) of the CTWS Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of:

(i) each non-competition Contract or other Contract or understanding containing terms that expressly (A) limit or otherwise restrict CTWS or any CTWS Subsidiary or (B) would, after the Effective Time, limit or otherwise restrict the Combined Company from, in the case of either (A) or (B), engaging or competing in any line of business or in any geographic area in a manner that would be reasonably likely to be material, in the case of (A), to CTWS and the CTWS Subsidiaries, taken as a whole, or in the case of (B), to the Combined Company, taken as a whole;

(ii) each loan and credit agreement or other Contract or understanding pursuant to which any Indebtedness of CTWS or any CTWS Subsidiary is outstanding or may be incurred, other than any such Contract or understanding between or among CTWS and the wholly owned CTWS Subsidiaries;

(iii) each partnership, joint venture or similar agreement, Contract or understanding to which CTWS or any CTWS Subsidiary is a party relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case material to CTWS and the CTWS Subsidiaries, taken as a whole;

(iv) each Contract entered into since January 1, 2013, providing for the purchase or other acquisition or sale or other disposition (directly or indirectly) by CTWS or any of its Subsidiaries of an asset or assets or a business or businesses (A) in which the aggregate purchase or sale price (regardless of whether the consideration paid or received (x) was paid upon closing or paid or to be paid over time, (y) involved an earn-out or other contingency (in which case the amount of the consideration subject to any as yet-unrealized earn-out or other contingency shall be estimated reasonably and in good faith) and (z) in the form of cash, stock, assets, a debt instrument or otherwise) was in excess of $500,000 and (B) under which CTWS or any of its Subsidiaries have or are reasonably likely to have a payment obligation, including any obligation to make any indemnification payment (other than indemnification with respect to directors and officers) or any payment under any guarantee or other financial obligation, in each case, involving consideration in excess of $500,000;

(v) each material Contract with a Governmental Entity to which CTWS or any CTWS Subsidiary is a party, other than in the ordinary course of business;

(vi) each Contract or understanding to which CTWS or any CTWS Subsidiary is a party involving the future disposition or acquisition of assets or properties with a fair market value in excess of $2,500,000 or, in the case of dispositions or acquisitions included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000; and

(vii) each Contract or understanding with any supplier or vendor under which CTWS or any CTWS Subsidiary is obligated to purchase technology, goods or services involving consideration in excess of $2,500,000 or, in the case of purchases included in CTWS’s or any CTWS Subsidiary’s capital budget, $5,000,000 (except with respect to the purchase of water in the ordinary course of business consistent with past practice).

Each Contract or understanding of the type described in this Section 4.18(a), together with any CTWS Contract required to be filed by CTWS as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than this Agreement or any CTWS Benefit Plan), is referred to in this Agreement as a “CTWS Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) each CTWS Material Contract (including, for purposes of this Section 4.18(b), any Contract entered into after the date of this Agreement that would have been a CTWS Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of CTWS or one of the CTWS Subsidiaries, as the case may be, and, to the Knowledge of CTWS, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such CTWS Material Contract is in full force and effect and (iii) neither CTWS nor any CTWS Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such CTWS Material Contract and, to the Knowledge of CTWS, no other party to any such CTWS Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.19 CTWS Real Properties.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or a CTWS Subsidiary has good and valid fee simple title to all material CTWS Owned Property, in each case, free and clear of all conditions, encroachments, easements, rights of way, restrictions and Liens that currently, or would reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the CTWS Owned Property, as presently conducted, and (ii) there is no suit, action or other proceeding pending or, to the Knowledge of CTWS, threatened against or affecting CTWS or any CTWS Subsidiary challenging CTWS’s or the applicable CTWS Subsidiary’s fee simple title to the CTWS Owned Property. Section 4.19(a) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material owned CTWS Non-Regulated Property.

(b) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS or the applicable CTWS Subsidiary holds good and subsisting leasehold interests in the CTWS Leased Property, free and clear of all subtenancies and other occupancy rights and Liens, except for Liens which do not, individually or in the aggregate, materially impair and would not reasonably be expected to materially impair the continued use and operation of the CTWS Leased Property, as presently conducted, (ii) CTWS and each CTWS Subsidiary has complied with the terms of all CTWS Leases, and all such leases are in full force and effect and (iii) there is not any existing default by CTWS or any CTWS Subsidiary under the CTWS Leases and there is not any existing circumstance or event which, with or without notice, lapse of time or both, would become a default by CTWS or any CTWS Subsidiary under the CTWS Leases, in each case, in any material respect. Section 4.19(b) of the CTWS Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all leases, subleases, licenses or other occupancy agreements currently in effect for material CTWS Non-Regulated Property.

For all purposes of this Agreement, (i) “CTWS Owned Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) owned by CTWS or a CTWS Subsidiary, (ii) “CTWS Non-Regulated Property” means any CTWS Property owned or leased by any CTWS Subsidiary that is not subject to regulation as a public utility or public service company or similar designation, (iii) “CTWS Leased Property” means the real and personal property (other than the CTWS Water Rights and the CTWS Property Easements) leased pursuant to the CTWS Leases, (iv) “CTWS Leases” means the leases, subleases, licenses or other occupancy agreements for material real property to which CTWS or any CTWS Subsidiary is a party that are currently in effect and (v) “CTWS Property” means the CTWS Leased Property and the CTWS Owned Property.

(c) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, CTWS and the CTWS Subsidiaries have fulfilled and performed all of their obligations with respect to any material authorizations, permits, easements, prescriptive rights and rights of way, whether or not of record, pertaining to the CTWS Property and the CTWS Water Rights (the “CTWS Property Easements”) in a manner adequate and sufficient for the conduct of its business as currently conducted, and to the Knowledge of CTWS, no event has occurred that would allow, with or without notice or lapse of time or both, revocation or termination thereof or would result in any impairment of the rights of CTWS or any CTWS Subsidiary with respect to any CTWS Property Easements.

(d) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) no condemnation, eminent domain, litigation, administrative action, zoning or other similar proceeding is pending or, to the Knowledge of CTWS, threatened against any of the CTWS Property, (ii) the present use of the land, buildings, structures and improvements on the CTWS Property are in conformity with applicable Law, (iii) neither CTWS nor any CTWS Subsidiary has leased or otherwise granted to any Person the right to use or occupy any CTWS Property or any portion thereof, (iv) there are no outstanding options, rights of first offer or rights of first refusal to purchase any CTWS Property or any portion thereof or interest therein, (v) there are no boundary disputes relating to any CTWS Property and no encroachments materially and adversely affecting the use of any CTWS Property and (vi) the CTWS Property and the CTWS Property Easements, taken as a whole, are in all respects adequate and sufficient for the conduct of the businesses of CTWS and the CTWS Subsidiaries, as currently conducted, and all of the CTWS Property is in good condition and repair and is suitable in all material respects for the purpose for which it is now being used in the conduct of the businesses of CTWS and the CTWS Subsidiaries.

Section 4.20 Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a CTWS Material Adverse Effect, (i) CTWS and each CTWS Subsidiary owns, or is validly licensed or otherwise has the right to use and otherwise exploit, all Intellectual Property used or exploited in or otherwise necessary for the conduct of its business as currently conducted, (ii) no suits, actions or other proceedings are pending or, to the Knowledge of CTWS, threatened that CTWS or any CTWS Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person, (iii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights owned by CTWS or any CTWS Subsidiary and (iv) during the three years prior to the date hereof, there has been no unauthorized access or use of the information technology systems of CTWS or any CTWS Subsidiary in a manner that has resulted or could reasonably be expected to result in any material liability to CTWS or any CTWS Subsidiary.

Section 4.21 Insurance. Since January 1, 2015, CTWS and the CTWS Subsidiaries have maintained continuous insurance coverage, in each case, in those amounts and covering those risks as are in accordance, in all material respects, with normal industry practice for companies of the size and financial condition of CTWS engaged in businesses similar to those of CTWS and the CTWS Subsidiaries.

Section 4.22 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities (the “CTWS Financial Advisor”), the fees and expenses of which will be paid by CTWS, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CTWS or any CTWS Subsidiary. The estimated aggregate amount of such fees and expenses has been disclosed to SJW prior to the date of this Agreement.

Section 4.23 Opinion of Financial Advisor. The CTWS Board has received an opinion from the CTWS Financial Advisor to the effect that, as of the date of such opinion, subject to the qualifications, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of CTWS Common Stock. A signed copy of the written opinion of the CTWS Financial Advisor rendered to the CTWS Board was delivered to SJW following the execution of the Original Merger Agreement, solely for informational purposes (it being agreed that such opinion is for the sole benefit of the CTWS Board and may not be relied upon by SJW, Merger Sub or any of their Representatives).

Section 4.24 Investment Company Act. Neither CTWS nor any CTWS Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the CTWS Reporting Documents and (ii) the CTWS Benefit Plans, Section 4.25 of the CTWS Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, CTWS or any CTWS Subsidiary and, on the other hand, any (x) present executive officer or director of CTWS or any CTWS Subsidiary or any person that has served as an executive officer or director of CTWS or any CTWS Subsidiary within the last five years or any of such officer’s or director’s immediate family members, (y) record or beneficial owner of more than 5% of the CTWS Common Shares as of the date of this Agreement or (z) to the Knowledge of CTWS, any Affiliate of any such officer, director or owner (other than CTWS or any CTWS Subsidiary).

Section 4.26 Appraisal Rights. There are no appraisal rights available to holders of CTWS Capital Stock under the CBCA in connection with the Merger.

Section 4.27 No Additional Representations. Except for those representations and warranties expressly set forth in this Article IV and except as otherwise expressly set forth in this Agreement, neither CTWS nor any of its Subsidiaries or other Person acting on behalf of CTWS has made or makes any representation or warranty of any kind or nature, express or implied, with respect to CTWS or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated by this Agreement. In addition, without limiting the generality of the foregoing, neither CTWS nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, SJW or Merger Sub or their respective Affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of CTWS or its Subsidiaries or the future business and operations of CTWS or its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by SJW. Except for matters set forth in Section 5.01(a) of the SJW Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, SJW shall, and shall cause each SJW Subsidiary to, conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the SJW Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date of this Agreement to the Effective Time, SJW shall not, and shall not permit any SJW Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by SJW in respect of SJW Common Shares not exceeding $0.30 per SJW Common Share with declaration, record and payment dates as set forth in Section 5.01(a)(i) of the SJW Disclosure Letter and in accordance with SJW’s current dividend policy; provided that if the Effective Time does not occur on or before March 31, 2019, SJW shall have the right to declare regular quarterly cash dividends payable by SJW in respect of SJW Common Shares in an amount not exceeding $0.3120 per SJW Common Share for any dividends payable on or after May 1, 2019, and prior to the Effective Time, (y) dividends and distributions by a direct or indirect wholly owned SJW Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary or any securities of SJW or any SJW Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of SJW Common Shares to satisfy tax obligations with respect to SJW Performance Share Units and SJW Restricted Share Units that become vested and SJW Deferred Share Units and SJW Deferred Shares that become distributable, in each case that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement, (2) the acquisition by SJW of awards granted pursuant to the SJW Stock Plan in connection with the forfeiture of such awards and (3) the acquisition by the trustee of any employee benefit plan maintained by SJW or any SJW Subsidiary that is intended to qualify under Section 401(k) of the Code (the “SJW 401(k) Plan”) of SJW Common Shares in order to satisfy participant elections under the SJW 401(k) Plan;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of SJW or any SJW Subsidiary, (B) any other voting securities of or other equity interests in SJW or any SJW Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, SJW or any SJW Subsidiary, (E) any rights issued by SJW or any SJW Subsidiary that are linked in any way to the price of any class of SJW Capital Stock or any shares of capital stock of any SJW Subsidiary, the value of SJW, any SJW Subsidiary or any part of SJW or any SJW Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of SJW or any SJW Subsidiary or (F) any SJW Voting Debt, in each case other than (1) the issuance of SJW Common Shares upon the settlement of SJW Restricted Share Units or SJW Performance Share Units or upon the settlement of SJW Deferred Share Units or the distribution of SJW Deferred Shares, in each case outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement or issued after the date of this Agreement in accordance with this Agreement and (2) the issuance of SJW Common Shares pursuant to the SJW ESPP;

(iii) (A) amend (whether by merger, consolidation or otherwise) the SJW Charter or the SJW Bylaws (except for those amendments as are necessary to effect the SJW Charter Amendment) or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any SJW Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) except for actions required pursuant to the terms of any SJW Benefit Plan or Collective Bargaining Agreement covering any SJW Personnel, as in effect on the date of this Agreement, or as required by Law, (A) grant to any SJW Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, except (1) for SJW Personnel, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance, as reasonably determined by the compensation committee of the SJW Board, in the ordinary course of business consistent with past practice and other than, to the extent not prohibited by clause (E) below, to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) grant to any SJW Personnel any increase in change in control, retention, severance or termination pay, (C) except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, (D) except in the ordinary course of business consistent with past practice, enter into or modify any existing employment or consulting agreement with any SJW Personnel, (E) except in the ordinary course of business consistent with past practice, hire any employee with compensation (including, if applicable, annual base salary and maximum bonus opportunity) in excess of $200,000 per annum, (F) establish, adopt, enter into or amend in any material respect any material SJW Benefit Plan (or any plan or agreement that would be a SJW Benefit Plan if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any SJW Benefit Plan or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any SJW Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) communicate with any SJW Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless any such communication is (A) about the compensation, benefits or other treatment any SJW Personnel will receive as set forth in this Agreement or (B) consistent with communications previously agreed upon in writing by SJW and CTWS;

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by SJW and the SJW Subsidiaries in connection with all such transactions would exceed $3,000,000;

(viii) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $3,000,000, except in relation to mortgages, liens, pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(ix), and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness; provided that the Contracts relating to such Indebtedness meet the requirements of Section 5.01(a)(xii), (C) guarantees by SJW of Indebtedness of any wholly owned SJW Subsidiary and guarantees by any SJW Subsidiary of Indebtedness of SJW or any other wholly owned SJW Subsidiary and (D) Indebtedness incurred under SJW’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice or as reasonably required to finance any capital expenditure permitted to be incurred under Section 5.01(a)(x);

(x) make any capital expenditure except (A) in accordance with the capital budget for the relevant fiscal year as set forth in Section 5.01(a)(x) of the SJW Disclosure Letter, plus a 5% variance on such capital budget, (B) capital expenditures related to operational emergencies, equipment failures or outages and (C) capital expenditures required by applicable Law or prudent industry practices;

(xi) enter into, extend, renew, replace, amend, modify or terminate any Contract, or take any other action or omit to take any other action, if such Contract, extension, renewal, replacement, amendment, modification or termination of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xii) enter into, extend, renew, replace, amend or modify any material Contract to the extent consummation of the Merger or compliance by SJW or any SJW Subsidiary with the provisions of this Agreement would reasonably be expected to (A) conflict with such Contract, (B) result in any violation of or default (with or without notice or lapse of time, or both) under such Contract, (C) give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under such Contract, (D) result in the creation of any Lien upon any of the material properties or assets of SJW or any SJW Subsidiary under such Contract, (E) require SJW, CTWS or any of their respective Subsidiaries to license or transfer any of its material properties or assets under such Contract, (F) give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under such Contract or (G) result in any material alteration of, any provision of such Contract;

(xiii) enter into, extend, renew, replace, materially amend, materially modify or terminate any Collective Bargaining Agreement applicable to the employees of SJW or any SJW Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Collective Bargaining Agreements as required by Law or pursuant to the terms of such Collective Bargaining Agreements;

(xiv) voluntarily recognize or certify any Labor Organization as the bargaining representative for any SJW Personnel;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of SJW or any SJW Subsidiary other than (A) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (B) the payment of monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate (disregarding any portion of such payment covered by applicable insurance policies);

(xvi) other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify or terminate any SJW Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a SJW Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business;

(xviii) dissolve or liquidate any SJW Subsidiary;

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) (A) make, change or rescind any material Tax election, material method of Tax accounting or any annual Tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of SJW), (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by CTWS. Except for matters set forth in Section 5.01(b) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, CTWS shall, and shall cause each CTWS Subsidiary to, conduct its business in the ordinary course consistent with past practice in all material respects. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the CTWS Disclosure Letter or otherwise expressly permitted or required by this Agreement or with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, from the date of this Agreement to the Effective Time, CTWS shall not, and shall not permit any CTWS Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, voting securities or other equity interests, other than (x) regular quarterly cash dividends payable by CTWS in respect of (1) CTWS Common Shares not exceeding $0.31 per CTWS Common Share, (2) CTWS $16 Par Preferred Shares, through the date of the CTWS Preferred Share Redemption, not exceeding $0.225 per CTWS $16 Par Preferred Share and (3) CTWS $20 Par Preferred Shares, through the date of the CTWS Preferred Share Redemption, not exceeding $0.20 per CTWS $20 Par Preferred Share, in each case with declaration, record and payment dates as set forth in Section 5.01(b)(i) of the CTWS Disclosure Letter and in accordance with CTWS’s current dividend policy; provided that if the Effective Time does not occur on or before March 31, 2019, CTWS shall have the right to declare regular quarterly cash dividends payable by CTWS in respect of CTWS Common Shares in an amount not exceeding $0.3225 per CTWS Common Share for any dividends payable on or after May 1, 2019, and prior to the Effective Time, (y) dividends and distributions by a direct or indirect wholly owned CTWS Subsidiary to its parent and (z) as expressly permitted by Section 6.16, (B) split, reverse split, combine, consolidate, subdivide or reclassify any of its capital stock, voting securities or other equity interests, or securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity interests, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary or any securities of CTWS or any CTWS Subsidiary convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or other equity interests, other than (1) the withholding of CTWS Common Shares to satisfy tax obligations with respect to the vesting of CTWS Performance Share Units that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement, (2) the acquisition by CTWS of awards granted pursuant to the CTWS Stock Plans in connection with the forfeiture of such awards and (3) the CTWS Preferred Share Redemption;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of CTWS or any CTWS Subsidiary, (B) any other voting securities of or other equity interests in CTWS or any CTWS Subsidiary, (C) any securities convertible into or exchangeable or exercisable for any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, CTWS or any CTWS Subsidiary, (E) any rights issued by CTWS or any CTWS Subsidiary that are linked in any way to the price of any class of CTWS Capital Stock or any shares of capital stock of any CTWS Subsidiary, the value of CTWS, any CTWS Subsidiary or any part of CTWS or any CTWS Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of CTWS or any CTWS Subsidiary or (F) any

CTWS Voting Debt, in each case other than (1) the issuance of CTWS Common Shares pursuant to the vesting of CTWS Performance Share Units, that are outstanding on the date of this Agreement and in accordance with their terms on the date of this Agreement and (2) the issuance of CTWS Common Shares pursuant to the CTWS Dividend Reinvestment Plan as in effect on the date of this Agreement (provided, that CTWS will not issue any CTWS Common Shares at a discount as otherwise permitted under Section 13 of the CTWS Dividend Reinvestment Plan);

(iii) (A) amend (whether by merger, consolidation or otherwise) the CTWS Charter or the CTWS Bylaws or (B) amend (whether by merger, consolidation or otherwise) the charter or bylaws (or comparable organizational documents) of any CTWS Subsidiary, except, in the case of each of the foregoing clauses (A) and (B), as may be required by Law;

(iv) except for actions required pursuant to the terms of any CTWS Benefit Plan or Collective Bargaining Agreement covering any CTWS Personnel, as in effect on the date of this Agreement, or as required by Law, (A) grant to any CTWS Personnel any increase in compensation or benefits or pay or award any bonuses or incentive compensation, except (1) for CTWS Personnel, increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance, as reasonably determined by the compensation committee of the CTWS Board (the “CTWS Compensation Committee”), in the ordinary course of business consistent with past practice and other than, to the extent not prohibited by clause (E) below, to new hires or in connection with promotions based on job performance or workplace requirements in the ordinary course of business consistent with past practice, (B) grant to any CTWS Personnel any new, or any increase in, change in control, retention, severance or termination pay, including that no CTWS Personnel hired after the date of this Agreement shall be granted or otherwise be eligible for, and no amount shall be paid or payable to any such employee with respect to, change in control, severance or termination pay, (C) except in the ordinary course of business consistent with past practice, grant or amend any equity or equity-based compensation awards, (D) except in the ordinary course of business consistent with past practice, enter into or modify any existing employment or consulting agreement with any CTWS Personnel, (E) except in the ordinary course of business consistent with past practice, hire any employee with compensation (including, if applicable, annual base salary and maximum bonus opportunity) in excess of $200,000 per annum, (F) establish, adopt, enter into or amend in any material respect any material CTWS Benefit Plan (or any plan or agreement that would be a CTWS Benefit Plan if in existence on the date of this Agreement), (G) take any action to accelerate the time of vesting or payment of any material compensation or benefits under any CTWS Benefit Plan (other than CTWS’s exercise of discretion under the terms of the applicable CTWS Stock Plan in the ordinary course of business consistent with past practice to accelerate the vesting of any CTWS equity-based award upon the retirement of the holder on or after age 60 where the retirement occurs between the date of this Agreement and the Effective Time) or (H) except as may be required by GAAP, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any CTWS Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(v) communicate with any CTWS Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time, unless any such communication is (A) about the compensation, benefits or other treatment any CTWS Personnel will receive as set forth in this Agreement or (B) consistent with communications previously agreed upon in writing by SJW and CTWS;

(vi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Law (after the date of this Agreement);

(vii) directly or indirectly acquire or agree to acquire in any transaction (whether by means of merger, share exchange, consolidation, tender offer, asset purchase or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets if the aggregate amount of the consideration paid or transferred by CTWS and the CTWS Subsidiaries in connection with all such transactions would exceed $3,000,000;

(viii) directly or indirectly sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of, any properties or assets or any interests therein (other than the distribution and sale of water in the ordinary course of business consistent with past practice) that, individually or in the aggregate, have a fair market value in excess of $3,000,000, except in relation to mortgages, liens, pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(ix), and easements, licenses and dispositions of obsolete or worn-out equipment in the ordinary course of business;

(ix) incur any Indebtedness, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $10,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness; provided that the Contracts relating to such Indebtedness meet the requirements of Section 5.01(b)(xii), (C) guarantees by CTWS of Indebtedness of any wholly owned CTWS Subsidiary and guarantees by any CTWS Subsidiary of Indebtedness of CTWS or any other wholly owned CTWS Subsidiary and (D) Indebtedness incurred under CTWS’s revolving credit facility (as existing on the date of this Agreement) in the ordinary course of business consistent with past practice or as reasonably required to finance any capital expenditure permitted to be incurred under Section 5.01(b)(x);

(x) make any capital expenditure except (A) in accordance with the capital budget for the relevant fiscal year as set forth in Section 5.01(b)(x) of the CTWS Disclosure Letter, plus a 5% variance on such capital budget, (B) capital expenditures related to operational emergencies, equipment failures or outages and (C) capital expenditures required by applicable Law or prudent industry practices;

(xi) enter into, extend, renew, replace, amend, modify or terminate any Contract, or take any other action or omit to take any other action, if such Contract, extension, renewal, replacement, amendment, modification or termination of a Contract or action or omission would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xii) enter into, extend, renew, replace, amend or modify any material Contract to the extent consummation of the Merger or compliance by CTWS or any CTWS Subsidiary with the provisions of this Agreement would reasonably be expected to (A) conflict with such Contract, (B) result in any violation of or default (with or without notice or lapse of time, or both) under such Contract, (C) give rise to a right of termination, cancelation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under such Contract, (D) result in the creation of any Lien upon any of the material properties or assets of CTWS or any CTWS Subsidiary under such Contract, (E) require SJW, CTWS or any of their respective Subsidiaries to license or transfer any of its material properties or assets under such Contract, (F) give rise to any material increased, additional, accelerated, guaranteed right or entitlements of any third party under such Contract or (G) result in any material alteration of, any provision of such Contract;

(xiii) enter into, extend, renew, replace, materially amend, materially modify or terminate any Collective Bargaining Agreement applicable to the employees of CTWS or any CTWS Subsidiary, other than extensions, renewals, replacements, amendments, modifications or terminations of such Collective Bargaining Agreements as required by Law or pursuant to the terms of such Collective Bargaining Agreements;

(xiv) voluntarily recognize or certify any Labor Organization as the bargaining representative for any CTWS Personnel;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not create obligations of CTWS or any

CTWS Subsidiary other than (A) in connection with rate case proceedings before applicable state regulatory agencies or commissions and (B) the payment of monetary damages not exceeding $500,000 individually or $1,000,000 in the aggregate (disregarding any portion of such payment covered by applicable insurance policies);

(xvi) other than in the ordinary course of business consistent with past practice, extend, renew, replace, amend, modify or terminate any CTWS Material Contract or enter into, extend, renew, replace, amend, modify or terminate any Contract that would be such a CTWS Material Contract if it had been entered into prior to the date of this Agreement;

(xvii) enter into any new line of business outside of its existing business;

(xviii) dissolve or liquidate any CTWS Subsidiary;

(xix) take any actions or omit to take any actions that would or would reasonably be expected to (A) result in any of the conditions set forth in Article VII not being satisfied, (B) result in new or additional required approvals from any Governmental Entity in connection with the Merger or other transactions contemplated by this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(xx) (A) make, change or rescind any material Tax election, material method of Tax accounting or any annual Tax accounting period (except to the extent such action is taken in response to changes enacted by the Tax Cuts and Jobs Act and such action is reasonably determined to be in the best interests of CTWS and the Surviving Corporation), (B) make a request for a Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case relating to material Taxes, (C) file any material amended Tax Return or (D) surrender any material right to claim a refund or offset of any Taxes; or

(xxi) authorize, or commit or agree to take, any of the foregoing actions.

(c) No Control of SJW’s Business. CTWS acknowledges and agrees that (i) nothing contained in this Agreement is intended to give CTWS, directly or indirectly, the right to control or direct the operations of SJW or any SJW Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, SJW shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SJW Subsidiaries’ respective operations.

(d) No Control of CTWS’s Business. SJW acknowledges and agrees that (i) nothing contained in this Agreement is intended to give SJW, directly or indirectly, the right to control or direct the operations of CTWS or any CTWS Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, CTWS shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CTWS Subsidiaries’ respective operations.

Section 5.02 No Solicitation by SJW; SJW Board Recommendation.

(a) From the date of this Agreement until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, except as expressly permitted pursuant to this Section 5.02, SJW shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than SJW’s Representatives) regarding, or furnish to any Person (other than SJW’s Representatives) any non-public information with respect to, any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal (other than to state that the terms of this Section 5.02 prohibit any such discussions). SJW shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the SJW Stockholder Approval, in response to a bona fide written SJW Takeover Proposal that the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior SJW Proposal, and that did not result from a material breach of this Section 5.02(a), SJW, and its Representatives at the request of SJW, may, subject to compliance with Section 5.02(c), (x) furnish information with respect to SJW and the SJW Subsidiaries to the Person making such SJW Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to CTWS or is provided to CTWS prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain standstill provisions (a “SJW Acceptable Confidentiality Agreement”), and (y) participate in discussions regarding the terms of such SJW Takeover Proposal and the negotiation of such terms with, and only with, the Person making such SJW Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any SJW Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.02(a) by SJW.

(b) Except as set forth below, neither the SJW Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to CTWS), or propose publicly to withdraw (or modify or qualify in any manner adverse to CTWS), the SJW Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any SJW Takeover Proposal (any action in this clause (i) being referred to as a “SJW Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow SJW or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (each, an “Acquisition Agreement”) (other than a SJW Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any SJW Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the SJW Stockholder Approval, the SJW Board may make a SJW Adverse Recommendation Change if the SJW Board determines in good faith (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that SJW shall not be entitled to exercise its right to make a SJW Adverse Recommendation Change in connection with a SJW Takeover Proposal or a Superior SJW Proposal until after 96 hours following CTWS’s receipt of written notice (a “SJW Notice of Recommendation Change”) from SJW advising CTWS that the SJW Board intends to make a SJW Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any SJW Takeover Proposal or Superior SJW Proposal that is the basis of the proposed action by the SJW Board (it being understood and agreed that any amendment to the financial terms or any other material term of such SJW Takeover Proposal or Superior SJW Proposal shall require a new SJW Notice of Recommendation Change, except that any subsequent notice period shall be reduced to 72 hours). In determining whether to make a SJW Adverse Recommendation Change, the SJW Board shall take into account any changes to the terms of this Agreement proposed by CTWS in response to a SJW Notice of Recommendation Change or otherwise, and, if requested by CTWS, SJW and Merger Sub shall engage in good faith negotiations with CTWS regarding any changes to the terms of this Agreement proposed by CTWS during the required notice period.

(c) In addition to the obligations of SJW set forth in Sections 5.02(a) and 5.02(b), SJW shall promptly (and in any event within 24 hours of receipt thereof by SJW or any of its Affiliates or any of its or their Representatives) advise CTWS in writing of any SJW Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a SJW Takeover Proposal, the material terms and conditions of any such SJW Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such SJW Takeover Proposal or inquiry or proposal. SJW shall (i) keep CTWS informed in all material respects on a prompt basis (and in any event within 24 hours) of the status and details (including any change to the terms thereof) of any SJW Takeover Proposal and (ii) provide to CTWS as soon as practicable after receipt or delivery thereof copies of any such SJW Takeover Proposal or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between SJW or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any SJW Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit SJW from complying with its disclosure obligations under U.S. federal or state Laws regarding a SJW Takeover Proposal or a SJW Adverse Recommendation Change, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication does not reaffirm the SJW Recommendation, or has the effect of modifying or qualifying the SJW Recommendation in any manner adverse to CTWS, such disclosure or communication shall constitute a SJW Adverse Recommendation Change.

(e) For purposes of this Agreement:

“SJW Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than CTWS or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving SJW or any SJW Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a SJW Subsidiary or otherwise) of any business or assets of SJW or the SJW Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of SJW and the SJW Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of SJW, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of SJW or (v) combination of the foregoing (in each case, other than the Merger).

“Superior SJW Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the SJW Common Shares or all or substantially all of the assets of SJW and the SJW Subsidiaries, taken as a whole, (i) on terms which the SJW Board determines in its reasonable judgment (after consultation with outside counsel and the SJW Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors that the SJW Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by CTWS to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

Section 5.03 CTWS Takeover Proposals; CTWS Board Recommendation.

(a) Notwithstanding anything in this Agreement to the contrary, during the period beginning on the Execution Date and continuing until 11:59 p.m. Eastern time on the forty-fifth day after the Execution Date (the “Go-Shop Period”), CTWS, its Affiliates and its and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, encourage and facilitate any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal; (ii) initiate or participate in any discussions or negotiations with any Person regarding any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal; (iii) furnish to any Person information (including non-public information), other than information furnished by SJW pursuant to the Confidentiality Agreement, in connection with any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal (provided that all such information has previously been provided to SJW or is provided to SJW prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement that, taken as a whole, is not materially less restrictive of such Person than the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to contain standstill provisions (a “CTWS Acceptable Confidentiality Agreement”); and (iv) otherwise cooperate with, assist, participate in and facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any CTWS Takeover Proposal.

(b) Except (a) as expressly permitted pursuant to this Section 5.03 and (b) with respect to any Excluded Party (with whom CTWS may continue to engage in the activities described in Section 5.03(a) for so long as such Person is an Excluded Party), from and after 12:00 a.m. Eastern time on the forty-sixth day after the Execution Date (the “No-Shop Period Start Time”) until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, CTWS shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person (other than CTWS’s Representatives) regarding, or furnish to any Person (other than CTWS’s Representatives) any non-public information with respect to, any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal (other than to state that the terms of this Section 5.03 prohibit any such discussions). Except (a) as expressly permitted pursuant to this Section 5.03 and (b) with respect to any Excluded Party (with whom CTWS may continue to engage in the activities described in Section 5.03(a) for so long as such Person is an Excluded Party), CTWS shall, and shall cause its Subsidiaries and direct its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person conducted during the Go-Shop Period with respect to any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding anything in this Agreement to the contrary, at any time beginning at the No-Shop Period Start Time and prior to obtaining the CTWS Shareholder Approval, in response to a bona fide written CTWS Takeover Proposal that the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CTWS Proposal, and that did not result from a material breach of this Section 5.03(b), CTWS, and its Representatives at the request of CTWS, may, subject to compliance with Section 5.03(d), (x) furnish information with respect to CTWS and the CTWS Subsidiaries to the Person making such CTWS Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to SJW or is provided to SJW prior to or substantially concurrent with the time it is provided to such Person) pursuant to a CTWS Acceptable Confidentiality Agreement and (y) participate in discussions regarding the terms of such CTWS Takeover Proposal and the negotiation of such terms with, and only with, the Person making such CTWS Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(b) by any CTWS Subsidiary or any of its or their Representatives shall constitute a breach of this Section 5.03(b) by CTWS.

(c) Except as set forth below, neither the CTWS Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), or propose publicly to withdraw (or modify or qualify in any manner adverse to SJW or Merger Sub), the CTWS Recommendation or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any CTWS Takeover Proposal (any action in this clause (i) being referred to as a “CTWS Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow CTWS or any of its Affiliates to execute or enter into, any Acquisition Agreement (other than a CTWS Acceptable Confidentiality Agreement) constituting or that would reasonably be expected to lead to any CTWS Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the CTWS Shareholder Approval, the CTWS Board may make a CTWS Adverse Recommendation Change if the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that CTWS shall not be entitled to exercise its right to make a CTWS Adverse Recommendation Change in connection with a CTWS Takeover Proposal or a Superior CTWS Proposal (including a proposal received during the Go-Shop Period) until after five Business Days following SJW’s receipt of written notice (a “CTWS Notice of Recommendation Change”) from CTWS advising SJW that the CTWS Board intends to make a CTWS Adverse Recommendation Change and specifying the reasons therefor, including the terms and conditions of any CTWS Takeover Proposal or Superior CTWS Proposal that is the basis of the proposed action by the CTWS Board (it being understood and agreed that any amendment to the financial terms or any other material term of such CTWS Takeover Proposal or Superior CTWS Proposal shall require a new CTWS Notice of Recommendation Change, except that any subsequent notice period shall be reduced to three Business Days). In determining whether to make a CTWS Adverse Recommendation Change, the CTWS Board shall take into account any changes to the terms of this Agreement proposed by SJW in response to a CTWS Notice of Recommendation Change or otherwise, and, if requested by SJW, CTWS shall engage in good faith negotiations with SJW regarding any changes to the terms of this Agreement proposed by SJW during the required notice period.

(d) During the Go-Shop Period, CTWS shall notify SJW in writing on a weekly basis of the number of Excluded Parties and provide SJW with a written summary of the material terms and conditions of any CTWS Takeover Proposal received from an Excluded Party (including the identity of the Excluded Party). In addition to the obligations of CTWS set forth in Sections 5.03(b), from and after the No-Shop Period Start Time CTWS shall promptly (and in any event within one Business Day of receipt thereof by CTWS or any of its Affiliates or any of its or their Representatives) advise SJW in writing of any CTWS Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a CTWS Takeover Proposal, the material terms and conditions of any such CTWS Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such CTWS Takeover Proposal or inquiry or proposal. From and after the No-Shop Period Start Time, CTWS shall (i) keep SJW informed in all material respects on a prompt basis (and in any event within one Business Day) of the status and details (including any change to the terms thereof) of any CTWS Takeover Proposal and (ii) provide to SJW as soon as practicable after receipt or delivery thereof copies of any such CTWS Takeover Proposal or inquiry or proposal received in writing (including drafts of Acquisition Agreements) exchanged between CTWS or any of its Affiliates or any of its or their Representatives and any Person who describes any of the terms or conditions of any CTWS Takeover Proposal.

(e) Nothing contained in this Section 5.03 shall prohibit CTWS from complying with its disclosure obligations under U.S. federal or state Laws regarding a CTWS Takeover Proposal or a CTWS Adverse Recommendation Change, including with respect to (i) disclosing a position contemplated by Rule 14d-9 and

Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that if any such disclosure or communication does not reaffirm the CTWS Recommendation, or has the effect of modifying or qualifying the CTWS Recommendation in any manner adverse to SJW, such disclosure or communication shall constitute a CTWS Adverse Recommendation Change.

(f) For purposes of this Agreement:

“CTWS Takeover Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than SJW or any of its Affiliates, with respect to any (i) merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution or similar transaction involving CTWS or any CTWS Subsidiary, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, other business combination, recapitalization, liquidation, dissolution, partnership, joint venture, sale of capital stock or voting securities of, or other equity interests in, a CTWS Subsidiary or otherwise) of any business or assets of CTWS or the CTWS Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of CTWS and the CTWS Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable or exercisable for, such securities) representing 15% or more of the total outstanding voting power of CTWS, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the total outstanding voting power of CTWS or (v) combination of the foregoing (in each case, other than the Merger).

“Superior CTWS Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or in a merger or consolidation involving such party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the CTWS Common Stock or all or substantially all of the assets of CTWS and the CTWS Subsidiaries, taken as a whole, (i) on terms which the CTWS Board determines in its reasonable judgment (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) to be superior to the Merger, taking into account all of the terms and conditions of such offer (including the legal, financial, regulatory, the availability and terms of any required financing, timing and other aspects of the proposal, the identity of the Person making the proposal, any risks of non-consummation of the proposal and any other factors, including those specified in Article Fifth, Section(d) of the CTWS Charter and Section 33-756(g) of the CBCA, that the CTWS Board determines are appropriate under the circumstances) and this Agreement (including any changes proposed by SJW to the terms of this Agreement) and (ii) that is reasonably likely to be completed on the terms proposed taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed and for which financing (if required) is fully committed and reasonably likely to be obtained.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4 and the Joint Proxy Statement; SJW Stockholders Meeting and CTWS Shareholders Meeting.

(a) As promptly as practicable following the date of this Agreement, and in any event no later than 60 days following the date of this Agreement, SJW and CTWS shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of SJW relating to the SJW Stockholders Meeting and to the shareholders of CTWS relating to the CTWS Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and SJW shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and SJW and CTWS shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of SJW and CTWS shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of SJW and CTWS shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of SJW and CTWS shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SJW and CTWS (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other or its counsel and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of SJW and CTWS shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of SJW and CTWS shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of SJW and CTWS shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act and any applicable foreign or state securities or “blue sky” Laws in connection with the Merger and the issuance of the Merger Consideration.

(b) If prior to the SJW Stockholders Meeting, any event occurs with respect to SJW or any SJW Subsidiary, or any change occurs with respect to other information supplied by SJW for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4 so that the Joint Proxy Statement or the Form S-4, as applicable, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, SJW shall promptly notify CTWS of such event, and SJW and CTWS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to SJW’s stockholders and CTWS’s shareholders.

(c) If prior to the CTWS Shareholders Meeting, any event occurs with respect to CTWS or any CTWS Subsidiary, or any change occurs with respect to other information supplied by CTWS for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4 so that the Joint Proxy Statement or the Form S-4, as applicable, would not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, CTWS shall promptly notify SJW of such event, and SJW and CTWS shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to SJW’s stockholders and CTWS’s shareholders.

(d) SJW shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the SJW Stockholders Meeting for the purpose of seeking the SJW Stockholder Approval; provided, however, that in no event shall the SJW Stockholders Meeting be held on a date that is less than 10 Business Days following the last day of the Go-Shop Period. In furtherance of the foregoing, SJW shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to SJW’s stockholders and (y) to hold the SJW Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the SJW Charter and the SJW Bylaws. SJW shall, through the SJW Board, recommend to its stockholders that they give the SJW Stockholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to solicit the SJW Stockholder Approval (which shall include hiring a proxy solicitor), except to the extent that the SJW Board has made a SJW Adverse Recommendation Change as permitted by Section 5.02(b). Notwithstanding anything to the contrary contained in this Agreement, if SJW reasonably believes that (i) it is necessary to postpone or adjourn the SJW Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of SJW within a reasonable amount of time in advance of the SJW Stockholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the SJW Stockholder Approval, whether or not a quorum is present, or (B) it will not have sufficient SJW Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SJW Stockholders Meeting, then SJW, after consultation with CTWS, may postpone or adjourn, or make one or more successive postponements or adjournments of, the SJW Stockholders Meeting, as long as, in the case of all postponements and adjournments under clause (ii) of this sentence, the date of the SJW Stockholders Meeting is not postponed and adjourned more than an aggregate of 60 days; provided, that SJW may postpone or adjourn the SJW Stockholders Meeting more than an aggregate of 60 days with the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed). In the event that during the five Business Days prior to the date that the SJW Stockholders Meeting is then scheduled to be held, SJW delivers a notice of an intent to make a SJW Adverse Recommendation Change, CTWS may direct SJW to postpone the SJW Stockholders Meeting for up to six Business Days and SJW shall promptly, and in any event no later than the next Business Day, postpone the SJW Stockholders Meeting in accordance with CTWS’s direction, subject to SJW’s right to postpone the SJW Stockholders Meeting for a longer period pursuant to the immediately preceding sentence.

(e) CTWS shall take all actions necessary, appropriate or advisable to redeem all issued and outstanding CTWS Preferred Shares in accordance with the requirements of the CTWS Charter and applicable Law (the “CTWS Preferred Share Redemption”) as promptly as reasonably practicable. In addition, CTWS shall take all other actions necessary, appropriate or advisable such that no CTWS Preferred Share (i) shall be entitled to vote at the CTWS Shareholders Meeting or (ii) entitles its holder to any consent, approval or voting right necessary in order to authorize, adopt or approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(f) CTWS shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CTWS Shareholders Meeting for the purpose of seeking the CTWS Shareholder Approval; provided, however, that in no event shall the CTWS Shareholders Meeting be held on a date that is less than 10 Business Days following the last day of the Go-Shop Period. In furtherance of the foregoing, CTWS shall use its reasonable best efforts (x) to cause the Joint Proxy Statement to be mailed to CTWS’s shareholders and (y) to hold the CTWS Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, in each case in accordance with applicable Law, the CTWS Charter and the CTWS Bylaws. CTWS shall, through the CTWS Board, recommend to its shareholders that they give the CTWS Shareholder Approval, shall include such recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to solicit the CTWS Shareholder Approval (which shall include hiring a proxy solicitor), except to the extent that the CTWS Board has made a CTWS Adverse Recommendation Change as permitted by Section 5.03(c). Notwithstanding anything to the contrary contained in this Agreement, if CTWS reasonably believes that (i) it is necessary to postpone or adjourn the CTWS Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of CTWS within a reasonable amount of time in advance of the CTWS Shareholders Meeting or (ii) (A) it will not receive proxies sufficient to obtain the CTWS Shareholder Approval, whether or not a quorum is present, or (B) it will not have sufficient CTWS Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the CTWS Shareholders Meeting, then CTWS, after consultation with SJW, may postpone or adjourn, or make one or more successive postponements or adjournments of, the CTWS Shareholders Meeting, as long as, in the case of all postponements or adjournments under clause (ii) of this sentence, the date of the CTWS Shareholders Meeting is not postponed and adjourned more than an aggregate of 60 days; provided, that CTWS may postpone or adjourn the CTWS Shareholders Meeting more than an aggregate of 60 days with the prior written consent of SJW (which shall not be unreasonably withheld, conditioned or delayed). In the event that during the five Business Days prior to the date that the CTWS Shareholders Meeting is then scheduled to be held, CTWS delivers a notice of an intent to make a CTWS Adverse Recommendation Change, SJW may direct CTWS to postpone the CTWS Shareholders Meeting for up to six Business Days and CTWS shall promptly, and in any event no later than the next Business Day, postpone the CTWS Shareholders Meeting in accordance with SJW’s direction, subject to CTWS’s right to postpone the CTWS Shareholders Meeting for a longer period pursuant to the immediately preceding sentence.

(g) Each of SJW and CTWS shall use their reasonable best efforts to hold the SJW Stockholders Meeting and the CTWS Shareholders Meeting, respectively, on the same date as the other party.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, each of SJW and CTWS shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, to all their respective properties (including for purposes of conducting environmental site assessments; provided that no subsurface sampling or invasive testing shall be conducted as part of any such assessment), books, contracts, commitments, personnel and records and, during such period, each of SJW and CTWS shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of securities Laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information (x) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) subject to any attorney-client privilege or protections, including attorney work-product protections and confidentiality protections (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege or protections), or (z) if the sharing of such document or information would result in a violation of applicable Law. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of SJW and CTWS shall, within five Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of CTWS Common Stock would be entitled under Sections 33-946 and 33-704 of the CBCA. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated August 10, 2016 between SJW and CTWS (the “Confidentiality Agreement”).

Section 6.03 Required Actions.

(a) Subject to the terms and conditions of this Agreement, SJW, Merger Sub and CTWS shall use its respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 6.03(a), SJW and the SJW Board and CTWS and the CTWS Board, as the case may be, shall use their respective reasonable best efforts to (x) take all action reasonably appropriate to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement and (y) if any takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement.

(c) Without limiting the generality of Section 6.03(a):

(i) As promptly as reasonably practicable following the date of this Agreement, SJW and CTWS each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein required by the HSR Act. Without limitation of Section 6.03(c)(ii) below, SJW and CTWS each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and SJW and CTWS shall each, as promptly as reasonably practicable, (A) supply the other with any information which may be required in order to effectuate such filings and (B) supply any additional information which reasonably may be required by the FTC or the DOJ.

(ii) Each of SJW and CTWS shall use reasonable best efforts to prepare and file, or cause to be prepared and filed, as promptly as reasonably practicable after the date of this Agreement, all filings, submissions and registrations required to be made to the PURA and the MPUC, and all other applications, notices, registrations, filings, reports and other documents required to be filed with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, including all SJW Regulatory Approvals and all CTWS Regulatory Approvals. Each of CTWS and SJW shall, as promptly as reasonably practicable, (A) supply the other with any information which reasonably may be required in order to effectuate such filings, (B) supply any additional information which reasonably may be required by a Governmental Entity of any jurisdiction and which the parties may reasonably deem appropriate, and (C) subject to applicable Law and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the SJW or CTWS, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. No party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect to any such filings, investigation or other inquiry without using reasonable best efforts to give (to the extent feasible and appropriate) the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, a reasonable opportunity to attend or participate. Subject to applicable Law and the instructions of any Governmental Entity, the parties will consult and cooperate with one another and permit the other party or its counsel to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, other antitrust Laws or any applicable state Laws in connection with the Merger and the other transactions contemplated by this Agreement.

(iii) Each of SJW and CTWS shall (A) give the other party prompt notice of the commencement or threat of commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, (B) keep the other party informed as to the status of any such legal proceeding or threat, and (C) cooperate in all material respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, Judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated hereby.

(iv) Each of SJW and CTWS shall: (A) reasonably cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (B) give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (C) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from Governmental Entities pursuant to any applicable Law by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, including the SJW Regulatory Approvals and the CTWS Regulatory Approvals; and (D) obtain any approval, consent, ratification, permission, waiver or authorization required to be obtained from parties to any SJW Material Contract identified on Section 6.03(c)(iv) of the SJW Disclosure Letter or CTWS Material Contract identified on Section 6.03(c)(iv) of the CTWS Disclosure Letter, including by entering into and negotiating commercially reasonable definitive agreements with respect to such parties to such material Contracts, offering customary fees, discounts and other incentives to such parties on commercially reasonable terms and paying any customary expenses incurred in connection therewith; provided, however, that SJW and CTWS are not required to take any such action unless the effectiveness of the action is contingent upon the consummation of the Merger.

(d) Notwithstanding any other provision of this Agreement, SJW and the SJW Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(d), unless and to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect. In addition, neither SJW nor any of its Affiliates shall be under any obligation to take any action under this Section 6.03(d) if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement, CTWS and the CTWS Subsidiaries shall be required to sell, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Merger, the freedom of action of SJW or any of SJW’s Affiliates with respect to, or its ability to retain, SJW and SJW’s Subsidiaries, CTWS or CTWS’s Subsidiaries, or any of the respective businesses, product lines or assets of SJW, CTWS or any of their respective Subsidiaries or Affiliates to the extent necessary to satisfy the conditions set forth in Section 7.01(d), unless and to the extent such divestiture or other action would, individually or in the aggregate, have or reasonably be expected to have a Regulatory Material Adverse Effect. In addition, neither CTWS nor any of its Affiliates shall be under any obligation to take any action under this Section 6.03(e) if the FTC or the DOJ authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding any other provision of this Agreement, (i) neither SJW nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any SJW Takeover Proposal and (ii) neither CTWS nor any of its Affiliates or any of their respective Representatives shall cooperate with any third party in seeking regulatory clearance of any CTWS Takeover Proposal.

Section 6.04 Notice of Changes. SJW shall give prompt notice to CTWS, and CTWS shall give prompt notice to SJW, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable, becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) of any fact, circumstance, effect, change, event or development that, individually or in the aggregate with all past facts, circumstances, effects, changes, events or developments, has had or would reasonably be expected to have a SJW Material Adverse Effect or CTWS Material Adverse Effect, as applicable; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.05 Awards under CTWS Stock Plan.

(a) As promptly as reasonably practicable following the date of this Agreement, the CTWS Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) CTWS Performance Share Units.

(1) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Share Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to that number of CTWS Common Shares determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Share Unit determined to have vested pursuant to such calculation (the “Vested Performance Share Units”) shall be cancelled and converted into, and shall thereafter represent only the right to receive, the Merger Consideration. For the avoidance of doubt, any CTWS Performance Share Units that do not become Vested Performance Share Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(2) Awards Granted on or After Date of this Agreement. At the Effective Time, each CTWS Performance Share Unit award that was granted on or after the date of this Agreement and that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based award (each, an “Assumed PSU Award”) covering a number of restricted share units of SJW equal to the product obtained by multiplying (x) the target number of restricted share units outstanding and unvested under such CTWS Performance Share Unit award immediately prior to the Closing by (y) the Exchange Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Assumed PSU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Share Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Share Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting. CTWS Performance Share Unit Awards granted on or after the date of this Agreement shall not be subject to any accelerated vesting for any reason (including, without limitation, due to retirement or pursuant to the terms of any employment agreement between recipient and CTWS), except to the extent approved by the SJW Board (or a committee thereof). For the avoidance of doubt, any CTWS Performance Share Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(ii) CTWS Restricted Share Units. At the Effective Time, each CTWS Restricted Share Unit award that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into an award covering a number of restricted share units of SJW (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (x) the total number of restricted share units outstanding and unvested under the CTWS Restricted Share Unit award immediately prior to the Closing by (y) the Exchange Ratio, with any fractional restricted share units rounded down to the next lower whole number of restricted share units. Each Adjusted RSU Award shall otherwise be subject to the same terms and conditions applicable to the converted CTWS Restricted Share Unit award under the applicable CTWS Stock Plan and the agreements evidencing the award, including as to vesting and payment of cash or stock, as applicable, upon vesting.

(iii) CTWS Performance Cash Units.

(1) Awards Granted Prior to Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted prior to the date of this Agreement and that is outstanding immediately prior to the Effective Time shall become vested as to a cash amount determined by calculating the actual performance of the performance goals applicable under the terms of the award up to the Effective Time; provided, that any applicable performance goals (as specified in the agreement evidencing the award) may be adjusted as determined by the CTWS Compensation Committee in its reasonable discretion to the extent necessary to eliminate the impact on such performance goals of any non-recurring costs and expenses (including out-of-pocket costs, fees and expenses) incurred in connection with the negotiation, execution, performance and delivery of this Agreement or related documents or the consummation of the transactions contemplated hereby or thereby; and thereafter each CTWS Performance Cash Unit determined to have vested pursuant to such calculation (the “Vested Performance Cash Units”) shall be cancelled and converted into, and shall thereafter represent the right only to receive, an amount in cash equal to the number of such Vested Performance Cash Units, multiplied by the product of (x) the Exchange Ratio and (y) the SJW Common Share Closing VWAP. For the avoidance of doubt, any CTWS Performance Cash Units that do not become Vested Performance Cash Units pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(2) Awards Granted on or After Date of this Agreement. At the Effective Time, each unvested CTWS Performance Cash Unit award that was granted on or after the date of this Agreement and that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by SJW and converted automatically (without regard to the attainment of the applicable performance goals) into a time-based vesting award (each, an “Assumed PCU Award”) covering a cash amount equal to the product obtained by multiplying the target number of outstanding and unvested CTWS Performance Cash Units subject to such award immediately prior to the Closing by the product of (x) the Exchange Ratio and (y) the SJW Common Share Closing VWAP. Each Assumed PCU Award shall thereafter be subject to the same service-based vesting terms (such as vesting at the conclusion of a fiscal year for annual awards and ratable vesting over a three-year period for long-term awards measured from the grant date of the applicable CTWS Performance Cash Unit award (as specified in the agreement evidencing the award)) and other terms and conditions, but not any performance-based vesting terms, applicable to the converted CTWS Performance Cash Unit award under the applicable CTWS Stock Plan and the agreement evidencing the award, including as to the settlement date for the award following vesting. CTWS Performance Cash Unit Awards granted on or after the date of this Agreement shall not be subject to any accelerated vesting for any reason (including, without limitation, due to retirement or pursuant to the terms of any employment agreement between recipient and CTWS), except to the extent approved by the SJW Board (or a committee thereof). For the avoidance of doubt, any CTWS Performance Cash Units that do not vest pursuant to the determination set forth herein shall be cancelled with no consideration paid therefor.

(iv) CTWS Deferred Share Units. At the Effective Time, each CTWS Deferred Share Unit award that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into a number of deferred share units of SJW (each, an “Adjusted DSU Award”) equal to the product obtained by multiplying (x) the total number of CTWS Deferred Share Units outstanding under the CTWS Deferred Share Unit award immediately prior to the Closing by (y) the

Exchange Ratio, with any fractional share units rounded down to the next lower whole number of share units. Each Adjusted DSU Award shall otherwise be subject to the same terms and conditions (including the time of payment) applicable to the converted CTWS Deferred Share Unit award under the deferral elections applicable to the award thereunder.

(v) Notwithstanding anything to the contrary in this Section 6.05(a), to the extent any award described in this Section 6.05(a) (including an award subject to a deferral election under the terms of a CTWS Stock Plan) is subject to Section 409A of the Code, such award will be paid out at the time or times set forth in the applicable award agreement or under the applicable deferral election but in all events in compliance with Section 409A of the Code.

(b) At or before the Effective Time, CTWS shall (1) take all actions that may be necessary or that SJW considers reasonably appropriate (under the CTWS Stock Plans and otherwise) to effectuate the foregoing provisions of this Section 6.05 and ensure that the CTWS Stock Plans and CTWS equity awards can be assumed or cancelled, as the case may be, in accordance with those provisions and (2) cause to be effected, in a manner reasonably satisfactory to SJW, any amendments to the CTWS Stock Plans necessary to give effect to the foregoing provisions of this Section 6.05.

(c) SJW shall take all actions that are necessary for the assumption of the CTWS Stock Plans and equity awards pursuant to Section 6.05(a) including the reservation, issuance and listing of SJW Common Shares as necessary to effect the transactions contemplated by this Section 6.05. If registration of any plan interests in the CTWS Stock Plans or other CTWS Benefit Plans or the shares of SJW Common Shares issuable thereunder is required under the Securities Act, SJW shall file with the SEC within 30 Business Days following the Closing Date a registration statement on Form S-8 with respect to such interests or SJW Common Shares (to the extent such Form is available for registration of such interest and shares), and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the assumed equity awards remain outstanding or other CTWS Benefit Plans, as applicable, remain in effect and such registration of interests therein or the SJW Common Shares issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, SJW shall deliver to the holders of CTWS equity awards appropriate notices setting forth such holders’ rights pursuant to the respective CTWS Stock Plans and agreements evidencing the grants of such CTWS equity awards, and stating that such CTWS equity awards and agreements have been assumed by SJW and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.05 after giving effect to the Merger and the terms of the CTWS Stock Plans).

(d) As soon as practicable following the date of this Agreement, CTWS shall take all actions necessary to ensure that, as of the Effective Time, no CTWS Personnel or any other current or former participant in any CTWS Stock Plan or any CTWS Benefit Plan shall have any right thereunder to acquire any capital stock or voting securities of, or other equity interests in, SJW, CTWS or their respective Subsidiaries.

Section 6.06 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted by Law, each of SJW and the Surviving Corporation agrees to indemnify and hold harmless, advance expenses to and exculpate each former and present director or officer of CTWS or any CTWS Subsidiary, determined as of the Effective Time (the “CTWS Indemnified Parties”), against and with respect to all claims, losses, liabilities, damages, Judgments, inquiries, fines, fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any suit, action or other proceeding, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), arising out of or pertaining to the fact that the CTWS Indemnified Party is or was an officer or director of CTWS or any CTWS Subsidiary or is or was serving at the request of CTWS or any CTWS Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time.

(b) In the event that SJW, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case SJW and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of SJW or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.06 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) Prior to the Effective Time, CTWS shall and, if CTWS is unable to, SJW shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies (collectively, “D&O Insurance”) for the CTWS Indemnified Parties with a claims period of at least six years from and after the Effective Time, from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If CTWS and the Surviving Corporation for any reason fail to obtain such “tail” D&O Insurance as of the Effective Time, the Surviving Corporation (or its successor) shall, and SJW shall cause the Surviving Corporation (or its successor) to, continue to maintain in effect for a period of at least six years from and after the Effective Time, for the CTWS Indemnified Parties, D&O Insurance from one or more insurance carriers with the same or better credit rating as CTWS’s D&O Insurance carrier as of the date of this Agreement, and with terms, conditions, retentions, limits of liability and levels of coverage at least as favorable as CTWS’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event shall SJW be required in any year to pay under this Section 6.06(c) more than 300% of the aggregate annual premium payable by CTWS for its D&O Insurance for the period ended August 31, 2018 (the “Maximum Amount”), and if SJW is unable to obtain the insurance required by this Section 6.06(c) for an amount that is equal to or less than the Maximum Amount, it shall obtain D&O Insurance for the six-year period with the greatest coverage available for an amount equal to the Maximum Amount.

(d) The provisions of this Section 6.06 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each CTWS Indemnified Party and his or her heirs and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that each CTWS Indemnified Party may have by contract or otherwise.

Section 6.07 Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) CTWS shall pay to SJW a fee of $28,100,000 (the “CTWS Termination Fee”) if:

(i) (A) SJW terminates this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop] or (B) CTWS terminates this Agreement pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained] at any time at which SJW would have been permitted to terminate this Agreement pursuant to Section 8.01(e) [CTWS Adverse Recommendation Change; Breach of No-Shop];

(ii) CTWS terminates this Agreement pursuant to Section 8.01(h) [Superior CTWS Proposal]; or

(iii) (A) after the date of this Agreement and prior to the CTWS Shareholders Meeting, a CTWS Takeover Proposal is made to CTWS or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a CTWS Takeover Proposal, and such CTWS Takeover Proposal or publicly announced intention was not publicly withdrawn prior to the CTWS Shareholders Meeting, (B) thereafter this Agreement is terminated by CTWS or SJW pursuant to Section 8.01(b)(i) [End Date] (if the CTWS Shareholders Meeting has not been held), by CTWS or SJW pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained] or by SJW pursuant to Section 8.01(c) [CTWS Material Breach], and (C) within 15 months of such termination, CTWS enters into a definitive Contract to consummate a CTWS Takeover Proposal or a CTWS Takeover Proposal is consummated. For the purposes of Section 6.07(b)(iii)(C) only, the term “CTWS Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(f) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any CTWS Termination Fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(c) SJW shall pay to CTWS a fee of $42,500,000 (the “SJW Termination Fee”) if:

(i) (A) CTWS terminates this Agreement pursuant to Section 8.01(f) [SJW Adverse Recommendation Change; Breach of No-Shop] or (B) SJW terminates this Agreement pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained] at any time at which CTWS would have been permitted to terminate this Agreement pursuant to Section 8.01(f) [SJW Adverse Recommendation Change; Breach of No-Shop];

(ii) SJW terminates this Agreement pursuant to Section 8.01(g) [Superior SJW Proposal];

(iii) (A) after the date of this Agreement and prior to the SJW Stockholders Meeting, a SJW Takeover Proposal is made to SJW or otherwise becomes publicly known, or any Person has publicly announced an intention (whether or not conditional) to make a SJW Takeover Proposal, and such SJW Takeover Proposal or publicly announced intention was not publicly withdrawn prior to the SJW Stockholders Meeting, (B) thereafter this Agreement is terminated by SJW or CTWS pursuant to Section 8.01(b)(i) [End Date] (if the SJW Stockholders Meeting has not been held), by SJW or CTWS pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained], by CTWS pursuant to Section 8.01(d) [SJW Material Breach], and (C) within 12 months of such termination, SJW enters into a definitive Contract to consummate a SJW Takeover Proposal or a SJW Takeover Proposal is consummated. For the purposes of Section 6.07(c)(iii)(C) only, the term “SJW Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “15%” therein shall be deemed to be references to “50%”.

Any SJW Termination Fee due under this Section 6.07(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement; (y) in the case of clause (ii) above, immediately prior to or concurrently with the termination of this Agreement; and (z) in the case of clause (iii) above, on the date of the first to occur of the events referred to in clause (iii)(C) above.

(d) In the event that this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(iv) [CTWS Shareholder Approval Not Obtained], then CTWS shall pay to SJW all of the documented out-of-pocket fees and expenses incurred by SJW or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “CTWS Expense Reimbursement ”). Any CTWS Expense Reimbursement due under this Section 6.07(d) shall be paid by wire transfer of same day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) CTWS’s receipt of a written statement setting forth the amount of such CTWS Expense Reimbursement and attaching any applicable documentation. In the event any CTWS Termination Fee is payable at or after the time CTWS pays any CTWS Expense Reimbursement pursuant to this Section 6.07(d), the amount of the CTWS Termination Fee payable by CTWS shall be reduced by such CTWS Expense Reimbursement amount actually paid to SJW.

(e) In the event that this Agreement is terminated by either SJW or CTWS pursuant to Section 8.01(b)(iii) [SJW Stockholder Approval Not Obtained], then SJW shall pay to CTWS all of the documented out-of-pocket fees and expenses incurred by CTWS or its Affiliates in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement up to a maximum of $5,000,000 (the “SJW Expense Reimbursement”). Any SJW Expense Reimbursement due under this Section 6.07(e) shall be paid by wire transfer of same day funds on the later of (x) the Business Day immediately following the date of termination of this Agreement and (y) SJW’s receipt of a written statement setting forth the amount of such SJW Expense Reimbursement and attaching any applicable documentation. In the event any SJW Termination Fee is payable at or after the time SJW pays any SJW Expense Reimbursement pursuant to this Section 6.07(e), the amount of the SJW Termination Fee payable by SJW shall be reduced by such SJW Expense Reimbursement amount actually paid to CTWS.

(f) SJW and CTWS acknowledge and agree that the agreements contained in Sections 6.07(b), 6.07(c), 6.07(d) and 6.07(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither CTWS nor SJW would enter into this Agreement. Accordingly, if SJW fails promptly to pay the amount due pursuant to Section 6.07(c) or 6.07(e) or CTWS fails promptly to pay the amount due pursuant to Section 6.07(b) or 6.07(d), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made.

(g) In no event shall either party be obligated to pay more than one termination fee or expense reimbursement pursuant to this Section 6.07. The CTWS Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to SJW and Merger Sub with respect to this Agreement and, upon payment of the CTWS Termination Fee, CTWS (and its Subsidiaries and Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to SJW and Merger Sub under this Agreement; provided, however, that no such payment shall relieve CTWS of any liability or damages to SJW or Merger Sub as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach. The SJW Termination Fee, if it becomes due and payable and is paid, shall be the sole and exclusive remedy available to CTWS with respect to this Agreement and, upon payment of the SJW Termination Fee, SJW (and its Subsidiaries, including Merger Sub, and Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to CTWS under this Agreement; provided, however, that no such payment shall relieve SJW or Merger Sub of any liability or damages to CTWS as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach.

Section 6.08 Certain Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) with respect to the Merger, this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and (iii) with respect to the Merger, SJW, Merger Sub and CTWS will each be a party to the reorganization within the meaning of Section 368(b) of the Code (the qualifications and other matters referred to in clauses (i) through (iii), collectively, the “Intended Tax Treatment”). The parties shall cooperate with each other and use reasonable best efforts to cause the Intended Tax Treatment to be obtained, including (A) refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (B) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith materially adversely affects the value of the Merger and the other transactions contemplated by this Agreement to such party or its shareholders or stockholders, as applicable) and (C) using reasonable best efforts to obtain the opinions referred to in Sections 7.02(d) and 7.03(d), including by executing customary letters of representation.

(b) Any liability arising out of real estate or other transfer Tax with respect to interests in real or other property owned directly or indirectly by CTWS or any of the CTWS Subsidiaries immediately prior to the Effective Time, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and shall not be a liability of shareholders of CTWS.

Section 6.09 Transaction Litigation. SJW shall give CTWS a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against SJW or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of CTWS, which consent shall not be unreasonably withheld, conditioned or delayed. CTWS shall give SJW a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against CTWS or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of SJW, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 6.03, each of SJW and CTWS shall cooperate, shall cause the SJW Subsidiaries and the CTWS Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 6.10 Section 16 Matters. Prior to the Effective Time, SJW (including the SJW Board) and CTWS (including the CTWS Board) each shall take all such steps as may be required to cause (a) any dispositions of CTWS Common Stock (including derivative securities with respect to CTWS Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CTWS immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of SJW Common Shares (including derivative securities with respect to SJW Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is, may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SJW to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Governance Matters. SJW and CTWS agree to take the actions set forth on Exhibit A, and shall take all actions necessary so that the matters set forth on Exhibit A occur effective upon the Closing.

Section 6.12 Financing.

(a) CTWS shall, and shall cause the CTWS Subsidiaries and direct its and their respective Representatives to, use its and their respective reasonable best efforts to provide such cooperation as may be reasonably requested by SJW or its Affiliates in connection with the arrangement of any financing to be consummated in connection with the Merger and the other transactions contemplated by this Agreement (the “Debt Financing”) including, without limitation, (i) participating in a reasonable number of meetings and presentations with prospective financing sources (including direct contact between senior management of CTWS, on the one hand, and actual and potential financing sources, on the other hand), in each case on reasonable advance notice and at times and locations to be mutually agreed, (ii) furnishing SJW with customary financial and other information regarding CTWS and the CTWS Subsidiaries and assisting SJW or its Affiliates in the preparation of pro forma financial statements and financial information (of a type and form required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act and related forms) and (iii) furnishing SJW and any financing sources promptly, and in any event within 10 Business Days prior to the Closing Date, with all documentation and other information required with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended; provided that nothing herein shall require such cooperation to the extent it would (i) unreasonably disrupt the conduct of the business or operations of CTWS or any CTWS Subsidiary, (ii) require CTWS or any CTWS Subsidiary to pay any fees, reimburse any expenses or otherwise incur any liability prior to the Effective Time, (iii) require CTWS or any CTWS Subsidiary to take any action that would reasonably be expected to conflict with or violate applicable Law, or result in any violation or breach of, or default under, the certificate of incorporation or by-laws or other comparable organizational documents of CTWS or any CTWS Subsidiary, or (iv) require CTWS or any CTWS Subsidiary to execute or deliver any certificate, document, instrument or agreement, or undertake any obligation, that is effective prior to the Closing.

(b) CTWS shall, and shall cause the CTWS Subsidiaries and direct its and their respective Representative to, assist in connection with amending the terms of, the pay-off of or the obtaining of consents pertaining to existing Indebtedness of CTWS or any CTWS Subsidiary, including the delivery of customary payoff letters and releases of related guarantees, liens and other security interests, as applicable, in each case at the request of SJW.

(c) SJW shall (i) promptly upon request by CTWS, reimburse CTWS for all reasonable and documented out-of-pocket fees and expenses (including auditor’s and attorneys’ fees and expenses) of CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives incurred in connection with the requested cooperation set forth in this Section 6.12 and (ii) except as a result of fraud, willful misconduct, intentional misrepresentation or intentional breach by CTWS, its Subsidiaries, its Affiliates or its or their respective Representatives, or arising from historical financial information furnished in writing by or on behalf of SJW and/or its Subsidiaries (including financial statements and audits thereof), indemnify, defend and hold harmless CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives against any claims, losses, liabilities, damages, Judgments, inquiries, awards, penalties, settlement payments, fines, fees, Taxes, costs, fees and expenses (including reasonable auditor’s and attorneys’ fees and expenses), of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, arising out of or resulting from the Debt Financing, the performance by CTWS, its Subsidiaries, its Affiliates and its and their respective Representatives of any obligations set forth in this Section 6.12 and any information utilized in connection therewith (including any claim by or with respect to any financing sources, prospective lenders, agents and arrangers and ratings agencies).

(d) Notwithstanding anything to the contrary herein, any breach by CTWS or its Subsidiaries of their obligations under this Section 6.12 shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the condition precedent set forth in Section 7.02(b).

Section 6.13 Public Announcements. Except with respect to any SJW Adverse Recommendation Change or CTWS Adverse Recommendation Change made in accordance with the terms of this Agreement, SJW and CTWS shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be a joint press release in a form agreed to by the parties.

Section 6.14 Stock Exchange Listing. SJW shall use its reasonable best efforts to cause the SJW Common Shares to be issued in the Merger to be approved for listing on the NYSE, in each case subject to official notice of issuance, prior to the Closing Date. CTWS shall cooperate with SJW in connection with the foregoing, including the provision of information reasonably requested by SJW in connection therewith.

Section 6.15 Stock Exchange De-listing. Each of SJW and CTWS shall use its reasonable best efforts to cause the CTWS Common Shares and any other securities of CTWS specified by SJW to be de-listed from the

NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

Section 6.16 Coordination of Dividends.

(a) After the date of this Agreement, in accordance with Sections 5.01(a)(i) and 5.01(b)(i), each of CTWS and SJW, respectively, shall have the right to take any action deemed necessary by such party to ensure that holders of a CTWS Common Share and SJW Common Share, respectively, shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to each CTWS Common Share or SJW Common Share, and each of CTWS and SJW shall cooperate with the other in respect of the payment of dividends with respect to each CTWS Common Share and the SJW Common Share and the record dates and payment dates relating thereto in order to achieve the foregoing.

(b) To the extent permitted by applicable Law and consistent with the fiduciary duties of the SJW Board, SJW shall take all actions necessary so that the first quarterly dividend paid per SJW Common Share after the Effective Time multiplied by the Exchange Ratio and rounded to the nearest cent is at least equal to the amount per CTWS Common Share of the most recent quarterly dividend paid by CTWS prior to the Effective Time.

Section 6.17 Employee Matters.

(a) During the period commencing at the Effective Time and ending on December 31, 2019 (such period, the “Covered Period”), SJW shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, provide each individual who is actively employed by CTWS or any of its Subsidiaries immediately prior to the Effective Time and who continues employment during such period (the “CTWS Employees”) with (1) the same base compensation in effect immediately prior to the Effective Time, (2) target annual cash incentive opportunities that are no less favorable than the target annual cash incentive opportunities provided by CTWS or any of its Subsidiaries to each such CTWS Employee immediately prior to the Effective Time, (3) benefits, other than severance benefits and change of control benefits, that are substantially comparable in the aggregate to the benefits provided to CTWS Employees immediately prior to the Effective Time and (4) severance benefits that are no less favorable than the severance benefits provided by SJW or any SJW Subsidiary to similarly situated employees of SJW and the SJW Subsidiaries immediately prior to the Effective Time; provided that the immediately preceding clause (4) shall not apply to each CTWS Employee entitled to severance benefits under any agreement or plan set forth on Section 6.17(b) of the CTWS Disclosure Letter. Each CTWS Employee who received a long-term incentive award under the CTWS Stock Plan in 2018 shall be granted an equity incentive award under the SJW Stock Plan for each calendar year in the Covered Period (other than a calendar year in which the CTWS Employee received a long-term incentive award under the CTWS Stock Plan). Any such award granted under the SJW Stock Plan to a CTWS Employee shall be made at the same time and subject to the same terms and conditions as awards made to SJW’s executive officers, provided that the target and maximum dollar values of the award shall be equal to or greater than the target and maximum dollar values of the last award granted to such CTWS Employee under the CTWS Stock Plan prior to the Effective Time; provided further that such awards shall be subject to the accelerated vesting terms of any employment agreement between such employee and SJW or CTWS in effect at the time of the grant of such award.

(b) SJW agrees to honor the terms and conditions of the agreements set forth on Section 6.17(b) of the CTWS Disclosure Letter.

(c) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of determining (i) eligibility to participate and vesting with respect to such benefit plans maintained by SJW or any SJW Subsidiary (other than with respect to defined benefit pension plans and equity or equity-related plans maintained by SJW or any SJW Subsidiary) and (ii) level of benefits under vacation and severance plans and arrangements (and not any other plans or arrangements) maintained by SJW or any SJW Subsidiary, service with CTWS or any of the CTWS Subsidiaries (or any predecessor employer of an employee of CTWS or any CTWS Subsidiary, to the extent service with such predecessor employer is recognized by CTWS or the applicable CTWS Subsidiary as of the date of this Agreement) prior to the Effective Time shall be treated as service with SJW or the SJW Subsidiaries; provided, however, that such service need not be recognized to the extent (A) that such recognition would result in any duplication of benefits, (B) not recognized by CTWS or a CTWS Subsidiary, as applicable, for similar purposes, or (C) the benefit plan or arrangement of SJW or any SJW Subsidiary is grandfathered or frozen, either with respect to eligibility to participate, vesting or level of benefits.

(d) In the event any CTWS Employee becomes eligible to participate under any benefit plans maintained by SJW or any SJW Subsidiary following the Effective Time, for purposes of each benefit plan of SJW or the SJW Subsidiaries, SJW and the SJW Subsidiaries shall use reasonable best efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for employees of CTWS and the CTWS Subsidiaries and their covered dependents (other than limitations, including pre-existing conditions exclusions, or waiting periods that are already in effect with respect to such employees and dependents under the benefit plans of CTWS and the CTWS Subsidiaries and that have not been satisfied as of the date such employees and dependents commence participation in such benefit plans of SJW and the SJW Subsidiaries) and (ii) give full credit for all co-payments and deductibles to the extent satisfied in the plan year in which the Effective Time occurs (or the year in which employees of CTWS and the CTWS Subsidiaries and their dependents commence participation in the benefit plans of SJW and the SJW Subsidiaries, if later).

(e) This Section 6.17 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.17, express or implied, (i) is intended to confer upon any other person (including any current or former directors, officers, consultants or employees of any of CTWS or any CTWS Subsidiary or, on or after the Effective Time, the Surviving Corporation or any of its subsidiaries) any rights or remedies of any nature whatsoever, (ii) is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of SJW, CTWS, the Surviving Corporation or any respective Subsidiary thereof or (iii) obligates SJW or any of the SJW Subsidiaries to retain the employment of any particular employee of CTWS or any CTWS Subsidiary following the Effective Time.

Section 6.18 Cooperation(a). Each of SJW and CTWS will, and will cause its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of SJW and CTWS and their respective Subsidiaries.

Section 6.19 Voting Agreements(a). SJW agrees that it will not terminate any of the Voting Agreements pursuant to Section 3(a) thereof, or amend any of the Voting Agreements pursuant to Section 4(h) thereof, without the prior written consent of CTWS (which shall not be unreasonably withheld, conditioned or delayed). SJW further acknowledges and agrees that CTWS is an express third-party beneficiary of, and is entitled to specifically enforce the obligations of the parties to the Voting Agreements set forth in, the provisions of the Voting Agreements enumerated in Section 4(h) thereof.

Section 6.20 Post-Merger Community Commitment. SJW and CTWS each agree that provision of charitable contributions and community support in their respective service areas serves a number of their important corporate goals. During the two-year period immediately following the Effective Time, SJW and the Surviving Corporation agree to continue to provide charitable contributions and community support within the service areas of SJW and CTWS, and each of their respective Subsidiaries in each such service area, at levels substantially comparable to the levels of charitable contributions and community support provided, directly or indirectly, by SJW and CTWS within their respective service areas during the two-year period immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of SJW, Merger Sub and CTWS to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Effective Time of each of the following conditions:

(a) Shareholder and Stockholder Approvals. The SJW Stockholder Approval and the CTWS Shareholder Approval shall have been obtained.

(b) SJW Charter Amendment. The SJW Charter Amendment shall have been filed with and accepted by the Secretary of State of the State of Delaware.

(c) Listing. The SJW Common Shares issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Governmental Approvals. All Required Consents (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) applicable to the Merger and the transactions contemplated by this Agreement) shall have been obtained and shall have become Final Orders and such Final Orders shall not impose terms or conditions that, individually or in the aggregate, could reasonably be expected to have a Regulatory Material Adverse Effect. As used in this Agreement, a “Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than any conditions that are within the control of SJW or CTWS, respectively, to satisfy) to the consummation of such transactions prescribed by applicable Law or order have been satisfied.

(e) No Legal Restraints. No Law and no Judgment, preliminary, temporary or permanent, issued by any court or tribunal of competent jurisdiction (collectively, “Legal Restraints”) shall be in effect, and no suit, action or other proceeding that has been initiated by a Governmental Entity having jurisdiction over SJW, any Regulated SJW Subsidiary, CTWS or any Regulated CTWS Subsidiary shall be pending, in which such Governmental Entity seeks to impose, or has imposed, any Legal Restraint, in each case that, prevents, makes illegal or prohibits the consummation of the Merger, the SJW Charter Amendment or the other transactions contemplated by this Agreement.

(f) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and remain in effect, and no proceedings seeking a stop order shall have been commenced by the SEC (unless subsequently withdrawn).

Section 7.02 Conditions to Obligations of SJW and Merger Sub. The respective obligations of SJW and Merger Sub to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by SJW and Merger Sub acting jointly on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CTWS contained in this Agreement (except for the representations and warranties contained in Sections 4.03, 4.04 and 4.22) shall be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “CTWS Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a CTWS Material Adverse Effect, and the representations and warranties of CTWS contained in Sections 4.03(b), 4.04, and 4.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of CTWS contained in Sections 4.03(a) and (c) shall be true and correct in all respects (except de minimis errors) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(b) Performance of Obligations of CTWS. CTWS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SJW shall have received a certificate signed on behalf of CTWS by an executive officer of CTWS to such effect.

(c) Absence of CTWS Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a CTWS Material Adverse Effect that has not been ameliorated or cured such that a CTWS Material Adverse Effect no longer exists.

(d) Merger Opinion. SJW shall have received the written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, or such other nationally recognized Tax counsel reasonably satisfactory to CTWS, dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of SJW.

The conditions in this Section 7.02 are for the sole benefit of SJW and Merger Sub and may, subject to the terms of this Agreement, be waived by SJW and Merger Sub acting jointly, in whole or in part at any time and from time to time, in the sole discretion of SJW and Merger Sub. The failure by SJW and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.03 Conditions to Obligation of CTWS. The obligation of CTWS to consummate the Merger is further subject to the satisfaction or, to the extent permitted by Law, the waiver by CTWS on or prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of SJW and Merger Sub contained in this Agreement (except for the representations and warranties contained in Sections 3.03, 3.04 and 3.22) shall be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “SJW Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a SJW Material Adverse Effect, and the representations and warranties of SJW and Merger Sub contained in Sections 3.03(d), 3.04 and 3.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of SJW contained in Section 3.03(a)-(c) shall be true and correct in all respects (except de minimis errors) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date). CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

(b) Performance of Obligations of SJW. Each of SJW and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing

Date, and CTWS shall have received a certificate signed on behalf of SJW by an executive officer of SJW to such effect.

(c) Absence of SJW Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a SJW Material Adverse Effect that has not been ameliorated or cured such that a SJW Material Adverse Effect no longer exists.

(d) Merger Opinion. CTWS shall have received the written opinion of Sullivan & Cromwell LLP, or such other nationally recognized Tax counsel reasonably satisfactory to SJW, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of CTWS.

The conditions in this Section 7.03 are for the sole benefit of CTWS and may, subject to the terms of this Agreement, be waived by CTWS, in whole or in part at any time and from time to time, in the sole discretion of CTWS. The failure by CTWS at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Effective Time.

Section 7.04 Frustration of Closing Conditions. Neither SJW nor CTWS may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the SJW Stockholder Approval or the CTWS Shareholder Approval (unless otherwise specified in this Section 8.01), as follows:

(a) by mutual written consent of SJW and CTWS;

(b) by either SJW or CTWS:

(i) if the Merger is not consummated on or before March 14, 2019 (the “End Date”); provided, further, that if, as of 5:00 p.m. Pacific time on the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or shall then be capable of being satisfied (except for any conditions set forth in Section 7.01(d) and those conditions that by their nature are to be satisfied at the Closing), the End Date shall be extended automatically to June 14, 2019 (and such date, as so extended, shall be the “End Date”); provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a material breach of any representation, warranty, covenant or agreement of this Agreement by such party;

(ii) if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any party if such failure to satisfy the condition set forth in Section 7.01(e) is the result of the failure of such party to have complied with its obligations pursuant to Section 6.03;

(iii) if the SJW Stockholder Approval is not obtained at the SJW Stockholders Meeting duly convened (unless such SJW Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(iv) if the CTWS Shareholder Approval is not obtained at the CTWS Shareholders Meeting duly convened (unless such CTWS Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof);

(c) by SJW, if CTWS breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of CTWS contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.02(a) or 7.02(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by CTWS by the End Date or is not cured by CTWS within the earlier of (A) 45 days after receiving written notice from SJW and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(c) is not available to SJW if SJW is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of SJW contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by CTWS, if SJW or Merger Sub breaches or fails to perform any of its obligations under this Agreement, or if any of the representations or warranties of SJW or Merger Sub contained herein fails to be true and correct, (i) such that the conditions set forth in Section 7.03(a) or 7.03(b) would not be satisfied and (ii) which breach or failure is not reasonably capable of being cured by SJW or Merger Sub, as the case may be, by the End Date or is not cured by SJW or Merger Sub, as the case may be, within the earlier of (A) 45 days after receiving written notice from CTWS and (B) three Business Days prior to the End Date (provided, however, that the right to terminate this Agreement under this Section 8.01(d) is not available to CTWS if CTWS is then in breach of any covenant or agreement contained in this Agreement or any representation or warranty of CTWS contained in this Agreement fails to be true and correct, in each case such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by SJW, prior to the time the CTWS Shareholder Approval is obtained, if (i) CTWS materially breaches its obligations under Section 5.03, (ii) a CTWS Adverse Recommendation Change shall have occurred, (iii) CTWS shall have failed to include the CTWS Recommendation in the Joint Proxy Statement, (iv) following the receipt of a CTWS Takeover Proposal, the CTWS Board fails publicly to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement within 10 Business Days after SJW requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (v) a tender or exchange offer relating to any CTWS Common Shares shall have been publicly commenced and CTWS shall not have recommended rejection of such tender or exchange offer and reaffirmed its recommendation of this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(f) by CTWS, prior to the time the SJW Stockholder Approval is obtained, if (i) SJW materially breaches its obligations under Section 5.02, (ii) a SJW Adverse Recommendation Change shall have occurred, (iii) SJW shall have failed to include the SJW Recommendation in the Joint Proxy Statement, (iv) following the receipt of a SJW Takeover Proposal, the SJW Board fails publicly to reaffirm its recommendation of this Agreement, the Merger and the other transactions contemplated by this Agreement within 10 Business Days after CTWS requests (which request must be reasonable under the circumstances) in writing that such recommendation be reaffirmed or (v) a tender or exchange offer relating to any SJW Common Shares shall have been publicly commenced and SJW shall not have recommended rejection of such tender or exchange offer and reaffirmed its recommendation of this Agreement and the Merger and the other transactions contemplated by this Agreement within 10 Business Days after the commencement of such tender or exchange offer;

(g) by SJW, prior to the time the SJW Stockholder Approval is obtained, if SJW is not in material breach of its obligations under Section 5.02, in order to accept a Superior SJW Proposal and enter into an Acquisition Agreement related to such Superior SJW Proposal, and SJW pays the SJW Termination Fee required to be paid to CTWS pursuant to Section 6.07(c); or

(h) by CTWS, prior to the time the CTWS Shareholder Approval is obtained, if CTWS is not in material breach of its obligations under Section 5.03, in order to accept a Superior CTWS Proposal and enter into an Acquisition Agreement related to such Superior CTWS Proposal, and CTWS pays the CTWS Termination Fee required to be paid to SJW pursuant to Section 6.07(b).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a)) shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either SJW or CTWS as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SJW or CTWS, other than the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and no such termination shall relieve any party from any liability for fraud, willful misconduct, intentional misrepresentation or intentional breach of any covenant or agreement set forth in this Agreement.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by SJW, Merger Sub and CTWS at any time before or after receipt of the SJW Stockholder Approval or the CTWS Shareholder Approval; provided, however, that (i) after receipt of the SJW Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of SJW without the further approval of such stockholders and (ii) after receipt of the CTWS Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of CTWS without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by SJW shall require the approval of the stockholders of SJW unless such approval is required by Law, and no extension or waiver by CTWS shall require the approval of the shareholders of CTWS unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of SJW, Merger Sub or CTWS, action by such party’s Board of Directors or the duly authorized designee of such party’s Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of SJW or the shareholders of CTWS.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit Section 8.02 or any obligation of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, instructions, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (i) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested or (iii) sent by email; provided that the email transmission is promptly confirmed by telephone or otherwise. Such communications must be sent to the respective parties at the following street addresses or email address, or at such other street address or email address for a party as shall be specified by like notice in accordance with this Section 9.02 (it being understood that rejection or other refusal to accept or the inability to deliver because of changed street address or email address of which no notice was given shall be deemed to be receipt of such communication as of the date of such rejection, refusal or inability to deliver):

(a) if to SJW or Merger Sub, to:

SJW Group

110 West Taylor Street

San Jose, CA 95110

Phone:        (408) 279-7800

Email:         legal@sjwater.com

Attention:   Suzy Papazian, General Counsel and Corporate Secretary

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Phone:         (650) 470-4500

Email:         leif.king@skadden.com; kenton.king@skadden.com;

        pankaj.sinha@skadden.com

Attention:    Leif B. King

        Kenton J. King

        Pankaj K. Sinha

(b) if to CTWS, to:

Connecticut Water Service, Inc.

93 West Maine Street

Clinton, CT 06413

Phone:         (860) 664-6030

Email:         dbenoit@ctwater.com

Attention:   David C. Benoit, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Phone:         (212) 558-4000

Email:         frumkinj@sullcrom.com; barancikt@sullcrom.com

Attention:   Joseph B. Frumkin

       Tia. S. Barancik

Section 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986.

“Combined Company” means SJW, the SJW Subsidiaries, CTWS and the CTWS Subsidiaries, taken as a whole.

“CTWS Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which CTWS or any of the CTWS Subsidiaries is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, supplemental retirement, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by CTWS or any CTWS Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of CTWS or any of the CTWS Subsidiaries or (y) with respect to which CTWS or any of the CTWS Subsidiaries could have any actual or potential material liability.

“CTWS Deferred Share Unit” means a fully vested CTWS Performance Share Unit that has been credited to a CTWS Performance Share Account pursuant to the terms of the applicable CTWS Stock Plan.

“CTWS Material Adverse Effect” means a Material Adverse Effect with respect to CTWS.

“CTWS Performance Cash Unit” means a hypothetical equivalent to a number of dollars that is subject to performance-based vesting, granted under a CTWS Stock Plan.

“CTWS Performance Share Account” means an account established for a participant under the CTWS Stock Plans.

“CTWS Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of SJW Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Personnel” means any current or former director, officer, consultant or employee of CTWS or any CTWS Subsidiary.

“CTWS Restricted Share Unit” means a restricted stock unit that is (i) subject to service-based vesting (and is not or no longer subject to performance-based vesting) and (ii) payable in CTWS Common Shares or the value of which is determined with reference to the value of SJW Common Shares, and that is granted under a CTWS Stock Plan.

“CTWS Stock Plans” means the CTWS 2014 Performance Stock Program, the CTWS 2004 Performance Stock Program, and the CTWS 1994 Performance Stock Program.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity shall mean any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Excluded Party” means any Person or group of Persons (including any such Person’s Representatives and Affiliates), other than SJW and its Subsidiaries, from whom CTWS has received during the Go-Shop Period a bona fide written CTWS Takeover Proposal that the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior CTWS Proposal; provided, however, that any such Person or group of Persons shall cease to be an “Excluded Party” following the No-Shop Period Start Time upon the earliest to occur of: (i) the CTWS Takeover Proposal submitted by such Person or group of Persons is withdrawn, (ii) the CTWS Board determines in good faith (after consultation with outside counsel and the CTWS Financial Advisor or another financial advisor of nationally recognized reputation) that the CTWS Takeover Proposal submitted by such Person or group of Persons no longer constitutes or is reasonably likely to lead to a Superior CTWS Proposal and (iii) 11:59 p.m. Eastern time on the thirtieth day after the No-Shop Period Start Time.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations (as determined by GAAP) of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property or equipment, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of any other Person or to purchase the obligations or property of any other Person, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“IRS” means the U.S. Internal Revenue Service.

The “Knowledge” of (i) CTWS means, with respect to any matter in question, the actual knowledge of the following CTWS Personnel: David C. Benoit, Richard L. Knowlton, Kristin A. Johnson, Maureen P. Westbrook, Craig J. Patla, Peter J. Bancroft and Robert Doffek, and of (ii) SJW means, with respect to any matter in question, the actual knowledge of the following SJW Personnel: Eric W. Thornburg, James P. Lynch, Andrew Gere, Andrew F. Walters, Suzy Papazian, Palle Jensen, Stephanie Orosco, Dana Drysdale and Willie Brown, in each of (i) and (ii) after making reasonable inquiry of such Person’s direct reports having primary responsibility for such matter.

“Law” means any statute, law (including common law), ordinance, rule, regulation or other binding legal requirement, including the rules and regulations of the NYSE or the NASDAQ Global Select Market, as applicable.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such change or condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such condition has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) the execution and delivery of this Agreement or the public announcement, pendency or performance of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, Labor Organizations, customers, suppliers or partners, (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (vi) any change in applicable Law or GAAP (or authoritative interpretation thereof), except to the extent such change has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (viii) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by SJW, CTWS or any of their respective Subsidiaries, (ix) any proceeding brought or threatened by shareholders of CTWS or stockholders of SJW (whether on behalf of the SJW, Merger Sub, CTWS or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or otherwise arising out of or relating to this Agreement, the Merger and the other transactions contemplated by this Agreement or violations of securities Laws in connection with the Joint Proxy Statement or Form S-4, (x) changes in interest or currency exchange rates, or (xi) any actions required to be taken pursuant to the express terms of this Agreement.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Regulatory Material Adverse Effect” means any fact, circumstance, effect, change, event or development that materially adversely affects the business, properties, financial condition or results of operations of SJW and its Subsidiaries, taken as a whole, CTWS and its Subsidiaries, taken as a whole, or the Combined Company; provided that for the purpose of determining whether a potential adverse effect would constitute a material adverse effect for the purposes hereof, each of SJW and its Subsidiaries, taken as a whole, and the Combined Company shall be deemed to be a consolidated group of entities of the size and scale of CTWS and its Subsidiaries, taken as a whole.

“Required Consents” means (i) the waiting period (and any extension thereof) applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) the State Approvals shall have been obtained, and (iii) any pre-approvals of license transfers from the Federal Communications Commission shall have been obtained.

“SJW Benefit Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) other benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including, but not limited to, pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which SJW or any of the SJW Subsidiaries is the owner, the beneficiary, or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, supplemental retirement, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement, in each case, (x) which is sponsored or maintained by SJW or any SJW Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of SJW or any of the SJW Subsidiaries or (y) with respect to which SJW or any of the SJW Subsidiaries could have any actual or potential material liability;

“SJW Charter Amendment” means an amendment to the SJW Charter to increase the number of authorized shares of (a) SJW Capital Stock from 37,000,000 shares to 73,000,000 shares and (b) SJW Common Shares from 36,000,000 shares to 72,000,000.

“SJW Material Adverse Effect” means a Material Adverse Effect with respect to SJW.

“SJW Performance Share Unit” means any restricted stock unit that is (i) subject to performance-based vesting and (ii) payable in SJW Common Shares or the value of which is determined with reference to the value of SJW Common Shares, whether granted under any SJW Stock Plan or otherwise.

“SJW Personnel” means any current or former director, officer, consultant or employee of SJW or any SJW Subsidiary.

“SJW Restricted Share Unit” means any restricted stock unit that is (i) subject to service-based vesting (and is not subject to performance-based vesting) and (ii) payable in SJW Common Shares or the value of which is determined with reference to the value of SJW Common Shares, whether granted under any SJW Stock Plan or otherwise.

“SJW Stock Plan” means the SJW Long-Term Stock Incentive Plan, including any programs thereunder.

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Cuts and Jobs Act” means Pub. L. No. 115-97, as enacted on December 22, 2017.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any and all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference herein to any statute shall also be deemed to refer to all rules and regulations promulgated thereunder. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any Law defined or referred to herein means such Law as amended, modified or supplemented as of the applicable date or period of time. Any Contract defined or referred to herein means such Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. The words “made available” and words of similar import, with respect to SJW or CTWS, refer to documents which were, at least one day prior to the execution of this Agreement, (i) posted to the data site maintained by such party or its Representatives in connection with the transactions contemplated by this Agreement or (ii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day (it being agreed that this clause (ii) shall not apply to Sections 5.02(c) and 5.03(d)). All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified. The parties agree that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date (and be deemed to mean “as of immediately prior to the execution and delivery of the Original Merger Agreement”), (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were made in the Original Merger Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Merger Agreement”, in each of cases (a), (b) and (c), unless expressly specified otherwise in this Agreement.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or by public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each such counterpart shall be deemed an original instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, taken together with the SJW Disclosure Letter, the CTWS Disclosure Letter and the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior and contemporaneous agreements (including the Original Merger Agreement), negotiations, understandings, and representations and warranties, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for Section 6.12 and, in the event the Effective Time occurs, Article II, Sections 6.05 and 6.06 is not intended to confer, and does not confer, upon any Person other than the parties any rights or remedies.

(b) Except for the representations and warranties contained in Article III, CTWS acknowledges and agrees that (i) that none of SJW, Merger Sub, the SJW Subsidiaries or any other Person on behalf of SJW has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) CTWS expressly disclaims, and has not relied and is not relying on, any representations or warranties regarding SJW, Merger Sub, the SJW Subsidiaries or their respective Affiliates or Representatives other than those contained in Article III. Except for the representations and warranties contained in Article IV, SJW and Merger Sub acknowledge and agree that (i) none of CTWS, the CTWS Subsidiaries or any other Person on behalf of CTWS has made or makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement and (ii) SJW and Merger Sub expressly disclaim, and have not relied and are not relying on, any representations or warranties regarding CTWS, the CTWS Subsidiaries or their respective Affiliates or Representatives other than those contained in Article IV.

Section 9.08 GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF CONNECTICUT ARE MANDATORILY APPLICABLE TO THE MERGER, THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS, RULES OR PRINCIPLES THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the two immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Enforcement; Consent to Jurisdiction.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (i) of Section 9.10(b), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware.

Section 9.11 Waiver of Jury Trial. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or other proceeding, seek to enforce the foregoing waiver, (ii) understands and has considered the implications of this waiver, (iii) makes this waiver voluntarily and (iv) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SJW GROUP

by
Name: Eric W. Thornburg
Title: Chairman, Chief Executive Officer and President

HYDRO SUB, INC.

by
Name: James P. Lynch
Title: President, Treasurer and Secretary

CONNECTICUT WATER SERVICE, INC.

by
Name: David C. Benoit
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

Term	Section
Acquisition Agreement	5.02(b)
Adjusted DSU Award	6.05(a)(iv)
Adjusted RSU Award	6.05(a)(ii)
Agreement	Introduction
Amended and Restated Agreement	Introduction
Assumed PCU Award	6.05(a)(iii)(2)
Assumed PSU Award	6.05(a)(i)(2)
Book-Entry Shares	2.01(a)
Cancelled CTWS Common Shares	2.01(b)
CBCA	1.01
Certificate	2.01(a)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Collective Bargaining Agreement	3.12(a)
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing CTWS Directors	Exhibit A (d)
Continuing SJW Directors	Exhibit A (d)
Contract	3.05(a)
Covered Period	6.17(a)
CPUC	3.07(a)
CTWS	Introduction
CTWS $1 Par Preference Shares	4.03(a)
CTWS $16 Par Preferred Shares	4.03(a)
CTWS $20 Par Preferred Shares	4.03(a)
CTWS $25 Par Preferred Shares	4.03(a)
CTWS Acceptable Confidentiality Agreement	5.03(a)
CTWS Adverse Recommendation Change	5.03(c)
CTWS Board	Recitals
CTWS Bylaws	4.01
CTWS Capital Stock	4.03(a)
CTWS Charter	4.01
CTWS Common Shares	2.01(a)
CTWS Common Stock	2.01(a)
CTWS Compensation Committee	5.01(b)(iv)
CTWS Disclosure Letter	Article IV
CTWS Dividend Reinvestment Plan	2.03
CTWS Employees	6.17(a)
CTWS Expense Reimbursement	6.07(d)
CTWS Financial Advisor	4.22
CTWS Indemnified Parties	6.06(a)
CTWS Leased Property	4.19(b)
CTWS Leases	4.19(b)
CTWS Material Contract	4.18(b)
CTWS Non-Regulated Property	4.19(b)
CTWS Notice of Recommendation Change	5.03(c)
CTWS Owned Property	4.19(b)
CTWS Permits	4.15

Index-1

Term	Section
CTWS Preferred Share Redemption	6.01(e)
CTWS Preferred Shares	4.03(a)
CTWS Property	4.19(b)
CTWS Property Easements	4.19(c)
CTWS Qualified Plan	4.11(c)
CTWS Recommendation	4.04(a)
CTWS Regulatory Approvals	4.05(b)
CTWS Reporting Documents	4.06(a)
CTWS Shareholder Approval	4.04(a)
CTWS Shareholders Meeting	4.04(a)
CTWS Subsidiaries	4.01
CTWS Takeover Proposal	5.03(f)
CTWS Termination Fee	6.07(b)
CTWS Voting Debt	4.03(b)
CTWS Water Rights	4.16
D&O Insurance	6.06(c)
Debt Financing	6.12(a)
DGCL	3.03(c)
DOJ	6.03(c)(i)
Effective Time	1.03
End Date	8.01(b)(i)
Environmental Claims	3.17
Environmental Law	3.17
Environmental Permits	3.17(b)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(a)
Excluded Disclosure	Article III
Execution Date	Introduction
Filed CTWS Reporting Documents	Article IV
Filed SJW Reporting Documents	Article III
Final Order	7.01(d)
Form S-4	3.05(b)
FTC	6.03(c)(i)
GAAP	3.06(b)
Go-Shop Period	5.03 (a)
Governmental Entity	3.05(b)
HSR Act	3.05(b)
Intellectual Property	3.20
Intended Tax Treatment	6.08(a)
Investment Company Act	3.24
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Labor Organization	3.12(a)
Legal Restraints	7.01(e)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Materials of Environmental Concern	3.17
Maximum Amount	6.06(c)
Merger	1.01

Index-2

Term	Section
Merger Consideration	2.01(a)
Merger Sub	Introduction
MPUC	3.05(b)
Multiemployer Plan	3.11(e)
No-Shop Period Start Time	5.03(b)
NYSE	2.02(f)
Original Execution Date	Introduction
Original Merger Agreement	Introduction
PBGC	3.11(d)
Permits	3.15
PUCT	3.07(a)
PURA	3.05(b)
Regulated CTWS Subsidiaries	4.07(a)
Regulated SJW Subsidiaries	3.07(a)
Release	3.17
Representatives	5.02(a)
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
SJW	Introduction
SJW 401(k) Plan	5.01(a)(i)
SJW Acceptable Confidentiality Agreement	5.02(a)
SJW Adverse Recommendation Change	5.02(b)
SJW Board	Recitals
SJW Bylaws	3.01
SJW Capital Stock	3.03(a)
SJW Charter	3.01
SJW Common Share Closing VWAP	2.02(f)
SJW Common Shares	2.01(a)
SJW Deferred Share Units	3.03(a)(i)
SJW Deferred Shares	3.03(a)(i)
SJW Disclosure Letter	Article III
SJW ESPP	3.03(a)
SJW Expense Reimbursement	6.07(e)
SJW Financial Advisor	3.22
SJW Leased Property	3.19(b)
SJW Leases	3.19(b)
SJW Material Contract	3.18(a)
SJW Non-Regulated Property	3.19(b)
SJW Notice of Recommendation Change	5.02(b)
SJW Owned Property	3.19(b)
SJW Permits	3.15
SJW Preferred Shares	3.03(a)
SJW Property	3.19(b)
SJW Property Easements	3.19(c)
SJW Qualified Plan	3.11(c)
SJW Recommendation	3.04(a)
SJW Regulatory Approvals	3.05(b)
SJW Reporting Documents	3.06(a)
SJW Stockholder Approval	3.04(a)
SJW Stockholders Meeting	3.04(a)

Index-3

Term	Section
SJW Subsidiaries	3.01
SJW Takeover Proposal	5.02(e)
SJW Termination Fee	6.07(c)
SJW Voting Debt	3.03(d)
SJW Water Rights	3.16
SOX	3.06(b)
State Approvals	3.05(b)
Superior CTWS Proposal	5.03(f)
Superior SJW Proposal	5.02(e)
Surviving Corporation	1.01
Vested Performance Cash Units	6.05(a)(iii)(1)
Vested Performance Share Units	6.05(a)(i)(1)
Voting Agreements	Recitals

Index-4

EXHIBIT A

Governance Matters

(a) SJW Corporate Name. From and after the Effective Time, the name of SJW shall be “SJW Group”. Within two years following the Effective Time, SJW will change its name to a name reflecting the Combined Company and not specific to any of the SJW Subsidiaries or CTWS Subsidiaries.

(b) CTWS Corporate Name. From and after the Effective Time, the name of the Surviving Corporation shall be “Connecticut Water Service, Inc.”

(c) Headquarters. From and after the Effective Time, SJW shall have dual headquarters with Clinton, Connecticut as the New England Region headquarters and San Jose, California as the corporate headquarters.

(d) Board of Directors. SJW shall take all necessary action to cause, effective at the Effective Time, the SJW Board to consist of 12 individuals, including seven directors selected by SJW (the “Continuing SJW Directors”), one of whom shall be the individual specified in clause (f) below and each of whom shall be a director of SJW as of the date of this Agreement unless otherwise approved by CTWS, and five directors selected by CTWS (the “Continuing CTWS Directors”), one of whom shall be the individual specified in clause (e) below, each of whom shall be a director of CTWS as of the date of this Agreement unless otherwise approved by SJW. SJW will amend the SJW Bylaws, effective at the Effective Time, to provide that, unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board, in connection with each SJW stockholder meeting at which directors of SJW are elected from and after the Effective Time until December 31, 2020, (i) the Continuing SJW Directors shall have the exclusive authority to nominate, on behalf of the SJW Board, directors for election to fill the board seats held by the Continuing SJW Directors and (ii) the Continuing CTWS Directors shall have the exclusive authority to nominate, on behalf of the SJW Board, directors for election to fill the board seats held by the Continuing CTWS Directors. At the Effective Time or as promptly as reasonably practicable thereafter, SJW shall cause the boards of directors of each of its subsidiaries that is subject to regulation as a public utility or public service company (including those of the Surviving Corporation) to have the same membership as the SJW Board.

(e) Lead Independent Director. SJW shall take all necessary action to cause, effective at the Effective Time, one of the Continuing CTWS Directors, as designated by CTWS, to be appointed as Lead Independent Director of the SJW Board. If such Lead Independent Director designee is not a member of the CTWS Board immediately prior to the Effective Time, CTWS shall choose one of the Continuing CTWS Directors to serve as the Lead Independent Director of the SJW Board. From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board, the Continuing CTWS Directors shall be delegated the authority to choose a Continuing CTWS Director to serve as the Lead Independent Director.

(f) Chairman, Chief Executive Officer and President. SJW shall take all necessary action to cause, effective at the Effective Time, Eric W. Thornburg to continue as the Chairman, Chief Executive Officer and President of SJW. If Eric W. Thornburg is not the Chairman, Chief Executive Officer and President of SJW immediately prior to the Effective Time, the SJW Board shall determine (after consulting in good faith with the CTWS Board regarding potential candidates) who shall serve as the Chairman, Chief Executive Officer and President of SJW in accordance with the SJW Bylaws.

(g) Other Officers. SJW and the Surviving Corporation shall take all necessary action to appoint, effective at the Effective Time, the persons listed in the table below to the positions indicated after their respective names. If any such person is not employed by CTWS immediately prior to the Effective Time, SJW shall determine who shall serve in such position (after consulting in good faith with the CTWS Board and management regarding potential candidates).

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Name	Title
David C. Benoit	President of New England Region and Connecticut Subsidiary

Richard L. Knowlton	President of Maine Subsidiary

Kristen A. Johnson	Chief Human Resource Officer of SJW and its subsidiaries

Maureen P. Westbrook	Senior Vice President of External Affairs of SJW and its subsidiaries

Craig J. Patla	Vice President, Operations for the New England Region

Robert Doffek	Vice President, Controller for the New England Region

David C. Benoit shall continue as the President of New England Region and Connecticut Subsidiary following the Effective Time until at least December 31, 2020 unless otherwise determined by the affirmative vote of at least 75% of the entire SJW Board.

All other officers of the Surviving Corporation and its subsidiaries, effective as of the Effective Time, shall be the existing officers of CTWS and its respective subsidiaries as of immediately prior to the Effective Time. SJW and the Surviving Corporation shall take all necessary action to cause such determinations to become effective at the Effective Time.

(h) SJW Charter and SJW Bylaws. Prior to the Effective Time, SJW shall file with the Secretary of State of the State of Delaware an amendment to the SJW Charter to effect the SJW Charter Amendment in the form attached to this Agreement as Exhibit B. Effective upon the Closing, the SJW Board shall amend and restate the SJW Bylaws to add a new Article VII in the form attached to this Agreement as Exhibit C.

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EXHIBIT B

Form of SJW Charter Amendment

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SJW GROUP

SJW Group, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article IV of the Corporation’s Certificate of Incorporation is hereby amended by deleting the text of the first two paragraphs of Article IV and substituting the following therefor:

The total number of shares of stock that the Corporation shall have authority to issue is 73,000,000, consisting of the following:

72,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

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IN WITNESS WHEREOF, SJW Group has caused this Certificate to be duly executed in its corporate name this ___ day of ____________, ______.

SJW GROUP

By:

Name:
Title:

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EXHIBIT C

Form of SJW Bylaws Amendment

ARTICLE VII

CERTAIN GOVERNANCE MATTERS.

1. Definitions1. . The following definitions shall apply to this Article VII and as otherwise applicable in these Bylaws:

(a) The term “Continuing CTWS Directors” means the five (5) individuals on the Board of Directors who were directors of Connecticut Water Service, Inc. immediately prior to the Effective Time, and their replacement directors who take office after the Effective Time as a result of being nominated or appointed to the Board of Directors in accordance with this Article VII.

(a) The term “Continuing SJW Directors” means the seven (7) individuals on the Board of Directors who were directors of the Corporation immediately prior to the Effective Time, and their replacement directors who take office after the Effective Time as a result of being nominated or appointed to the Board of Directors in accordance with this Article VII.

(b) The term “Effective Time” means [___________].1

(c) The term “Nomination of Directors Policies” means the Corporation’s Amended and Restated Policies and Procedures of the Nominating & Governance Committee for Nominations for Director, as approved by the Board of Directors on November 15, 2016, as it may be further amended from time to time.

2. Composition of the Board.

(a) From and after the Effective Time until the termination of the term of office that commences upon the close of the annual stockholder meeting at which directors of the Corporation are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Board of Directors shall be comprised of twelve (12) directors, of which seven (7) directors will be the Continuing SJW Directors and five (5) directors will be the Continuing CTWS Directors.

(b) Unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, in connection with each annual or special stockholder meeting at which directors of the Corporation are elected, from and after the Effective Time until December 31, 2020, (i) the Continuing SJW Directors shall have the exclusive power and authority to nominate, on behalf of the Board of Directors, directors for election to fill each board seat held by the Continuing SJW Directors and (ii) the Continuing CTWS Directors shall have the exclusive power and authority to nominate, on behalf of the Board of Directors, directors for election to fill each board seat held by the Continuing CTWS Directors, subject, in the case of each of (i) and (ii), to each such nominee having the qualifications required of directors by the Nomination of Directors Policies. For the avoidance of doubt, nothing in these Bylaws shall prohibit a Continuing CTWS Director or a Continuing SJW Director from continuing to serve on or be nominated for election to the Board of Directors following December 31, 2020.

(c) The Corporation shall use its best efforts to obtain the election of the nominees and re-election, as applicable, of the Continuing SJW Directors and the Continuing CTWS Directors by the stockholders of the Corporation. The Corporation shall not call a special meeting in which the removal of any Continuing CTWS Director would be proposed (other than as required pursuant to a valid shareholder action under Section 141 of the DGCL and Section 4 of Article I of these Bylaws).

[1]	To be the Closing Date of the Merger as determined pursuant to the Merger Agreement.

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3. Vacancies. From and after the Effective Time until the termination of the term of office that commences upon the close of the annual stockholder meeting at which directors of the Corporation are elected during the calendar year ended December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, (i) all vacancies on the Board of Directors created by the cessation of service of a Continuing SJW Director shall be filled by a nominee or appointee selected by the Continuing SJW Directors, and the Continuing SJW Directors shall have the exclusive power and authority of the Board of Directors to fill all such vacancies, and (ii) all vacancies on the Board of Directors created by the cessation of service of a Continuing CTWS Director shall be filled by a nominee or appointee selected by the Continuing CTWS Directors, and the Continuing CTWS Directors shall have the exclusive power and authority of the Board of Directors to fill all such vacancies, subject, in the case of each of (i) and (ii), to each such nominee having the qualifications required of directors by the Nomination of Directors Policies.

4. Lead Independent Director; President of New England Region and Connecticut Subsidiary.

(a) From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Continuing CTWS Directors shall be delegated the Board’s authority to select the Lead Independent Director from among the Continuing CTWS Directors. Any Continuing CTWS Director selected to be the Lead Independent Director shall qualify as independent under the applicable standards of the New York Stock Exchange and the policies of the Corporation. For the avoidance of doubt, nothing in these Bylaws shall prohibit a Continuing CTWS Director from continuing to serve as the Lead Independent Director following December 31, 2020.

(b) From and after the Effective Time until December 31, 2020, unless otherwise determined by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors, the Chief Executive Officer of CTWS as of the Effective Time shall continue as President of the New England Region and Connecticut Subsidiary. For the avoidance of doubt, nothing in these Bylaws shall prohibit such person from continuing to serve as President of New England Region and Connecticut Subsidiary following December 31, 2020.

5. Amendments. From and after the Effective Time until December 31, 2020, the provisions of this Article VII (including, for the avoidance of doubt, this Section 5) may be amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article VII may be adopted, only by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Article VII, the provisions of this Article VII shall control. After December 31, 2020, this Article VII shall automatically and without further action by the Board of Directors, the Corporation or any other person become void and be of no further force and effect. The Corporation shall not, directly or indirectly, support any proposal, take any action, or omit to take any action that would, in any case, be inconsistent with this Article VII, including without limitation any inconsistent amendment to the Nomination of Directors Policies.

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